UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MANPOWERGROUP INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MANPOWERGROUP INC.

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 30, 2013

To the Shareholders of ManpowerGroup Inc.:

The 2013 Annual Meeting of Shareholders of ManpowerGroup Inc. will be held at the International Headquarters of ManpowerGroup, 100 Manpower Place, Milwaukee, Wisconsin, on April 30, 2013, at 10:00 a.m., local time, for the following purposes:

(1)	To elect five individuals nominated by the Board of Directors of ManpowerGroup to serve until 2016 as Class II directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2013;

(3)	To hold an advisory vote on approval of the compensation of our named executive officers;

(4)	To approve the proposed amendment to the Articles of Incorporation of ManpowerGroup Inc. to declassify the Board of Directors; and

(5)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 19, 2013 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or by completing and returning the accompanying proxy in the enclosed envelope. Instructions for telephonic voting and electronic voting via the Internet are contained on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of ManpowerGroup in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 30, 2013: The annual report and proxy statement of ManpowerGroup are available at www.manpowergroup.com/annualmeeting.

Richard Buchband, Secretary

March 11, 2013

MANPOWERGROUP INC.

100 Manpower Place

Milwaukee, Wisconsin 53212

March 11, 2013

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of ManpowerGroup Inc. for use at the annual meeting of shareholders to be held at 10:00 a.m., local time, on April 30, 2013 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at ManpowerGroup’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by us. No solicitation other than by mail is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $9,500 plus expenses.

Only shareholders of record at the close of business on February 19, 2013 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 76,862,883 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve as Class II directors, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2013, and the advisory vote on approval of the compensation of our named executive officers abstentions and broker non-votes will not be counted as voting on the proposals. With respect to the proposal to approve the proposed amendment to the Articles of Incorporation of ManpowerGroup Inc. to declassify the board of directors, abstentions and broker non-votes will have the effect of votes against the proposal.

This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card, together with our annual report to shareholders, including financial statements for our fiscal year ended December 31, 2012, are being mailed to shareholders commencing on or about March 21, 2013.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve as Class II directors, will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2013, will be voted for approval of the amendment of the Articles of Incorporation of ManpowerGroup Inc. to declassify the board of directors and will be voted for approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on ManpowerGroup’s web site at www.manpowergroup.com/about/corporategovernance.cfm. These documents include the following:

•	Articles of Incorporation;

•	By-Laws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines; and

•	Foreign Corrupt Practices Act Compliance Policy.

Information contained on ManpowerGroup’s web site is not deemed to be a part of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	11,524,991	(2)	15.0%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	8,128,122	(3)	10.6%

Wellington Management Company, LLP. 280 Congress Street Boston, Massachusetts 02210	6,212,754	(4)	8.1%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,158,580	(5)	6.7%

(1)	Based on 76,862,883 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G filed on February 6, 2013. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates has sole voting power with respect to 2,526,049 shares held and sole dispositive power with respect to 11,524,991 shares held. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information is based on a Schedule 13G filed on March 11, 2013, filed by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, on their behalf and on the behalf of the following affiliates of FMR: Fidelity Management & Research Company; Strategic Advisers, Inc.; and Pyramis Global Advisors Trust Company. FMR has sole voting power with respect to 167,667 shares held and FMR and Edward C. Johnson 3d have sole dispositive power with respect to 8,128,122 shares held.

(4)	This information is based on a Schedule 13G filed on February 14, 2013. According to this Schedule 13G, these securities are owned of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power with respect to 4,439,209 shares held and shared dispositive power with respect to 6,212,754 shares held.

(5)	This information is based on a Schedule 13G filed on February 5, 2013, by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Japan Co. Ltd., BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Life Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Ireland Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock International Ltd, BlackRock Investment Management UK Ltd and BlackRock Fund Managers Limited. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power and sole dispositive power with respect to 5,158,580 shares held.

1.  ELECTION OF DIRECTORS

ManpowerGroup’s directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class II expires at the annual meeting. The board of directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be elected as Class II directors for a new term of three years ending at the 2016 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. Ms. Boswell, Mr. Greenberg and Mr. Hueneke are all standing for re-election. Mr. Downe and Ms. Hemingway Hall were both appointed to the board of directors in May 2011 following the ratification of their appointments by ManpowerGroup’s shareholders at the 2011 annual meeting of shareholders, after being recommended for appointment to the board of directors by an independent director search firm and subsequently by the nominating and governance committee.

In accordance with our articles of incorporation and by-laws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of an incumbent director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. Any such resignation will be effective only upon its acceptance by the board of directors. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

Name	Age	Principal Occupation and Directorships

Nominees for Directors — Class II Directors

Gina R. Boswell	50	Executive Vice President, Personal Care, North America at Unilever since July 2011. President, Global Brands, of Alberto-Culver Company from January 2008 to July 2011. Senior Vice President and Chief Operating Officer — North America of Avon Products, Inc. from February 2005 to May 2007. Senior Vice President — Corporate Strategy and Business Development of Avon Products, Inc. from 2003 to February 2005. Prior thereto, an executive with Ford Motor Company, serving in various positions from 1999 to 2003. A director of ManpowerGroup since February 2007. No other public directorships in the past five years.

William Downe	60	President and Chief Executive Officer of BMO Financial Group since March 2007. Chief Operating Officer of BMO Financial Group from 2006 to March 2007. Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. Vice Chair of Bank of Montreal, 1999 to 2001. Prior thereto, held various senior management positions at Bank of Montreal in Canada and the United States. A director of ManpowerGroup since May 2011. A director of BMO Financial Group. No other public directorships in the past five years.

Jack M. Greenberg	70	Non-Executive Chairman of The Western Union Company since 2006. Also Non-Executive Chairman of InnerWorkings, Inc. since June 2010. Retired Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 to December 2002 and

		Chief Executive Officer and President from August 1998 to May 1999. Director of The Allstate Corporation, InnerWorkings, Inc., Hasbro, Inc. and The Western Union Company. A director of ManpowerGroup for more than five years. No other public directorships in the past five years.

Patricia A. Hemingway Hall	60	President and Chief Executive Officer of Health Care Service Corporation since November 2008. President and Chief Operating Officer of Health Care Service Corporation from November 2007 to November 2008. Executive Vice President of Internal Operations of Health Care Service Corporation from 2006 to 2007. Prior thereto held other senior management positions within Health Care Service Corporation since 1998. A director of ManpowerGroup since May 2011. No other public directorships in the past five years.

Terry A. Hueneke	70	Retired Executive Vice President of ManpowerGroup from 1996 until February 2002. Senior Vice President — Group Executive of ManpowerGroup’s former principal operating subsidiary from 1987 until 1996. A director of ManpowerGroup for more than five years. No other public directorships in the past five years.

Class III Directors (term expiring in 2014)

Cari M. Dominguez	63	Chair of the U.S. Equal Employment Opportunity Commission from 2001 to 2006. President, Dominguez & Associates, a consulting firm, from 1999 to 2001. Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998. Director, Spencer Stuart, a consulting firm, from 1993 to 1995. Assistant Secretary for Employment Standards Administration and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. Prior thereto, held senior management positions with Bank of America. A trustee of Calvert SAGE Funds since September 2008. A Director of Triple-S Management Corporation since 2012. A director of ManpowerGroup since May 2007.

Roberto Mendoza	67	Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Partner of Deming Mendoza & Co. LLC, a corporate finance advisory firm, from January 2009 to March 2010. Non-executive Chairman of Trinsum Group, Inc., an international strategic and financial advisory firm, from February 2007 to November 2008. Chairman of Integrated Finance Limited, a financial advisory firm, from June 2001 to January 2007. Managing Director of Goldman Sachs & Co. from September 2000 to March 2001. Director and Vice Chairman of J.P. Morgan & Co. Inc., from January 1990 to June 2000. A director of ManpowerGroup since April 2009. A director of The Western Union Company, PartnerRe Limited, a reinsurance company and Rocco Forte & Family Limited, a hotel management company. Also a member of the Council on Foreign Relations. Previously a director of Paris Re Holdings Limited from 2007 to 2009.

Elizabeth P. Sartain	58	Independent Human Resource Advisor and Consultant since April 2008. Executive Vice President and Chief People Officer at Yahoo! Inc. from August 2001 to April 2008. Prior thereto, an executive with Southwest Airlines serving in various positions from 1988 to

		2001. A director of ManpowerGroup since August 2010. Previously a director of Peets Tea and Coffee, Inc. from October 2007 to October 2012.

Edward J. Zore	67	Retired Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) from March 2009 to July 2010. President and Chief Executive Officer of Northwestern Mutual from June 2001 to March 2009. President of Northwestern Mutual from March 2000 to June 2001. Executive Vice President, Life and Disability Income Insurance, of Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a trustee of Northwestern Mutual. A director of ManpowerGroup for more than five years. A director of RenaissanceRe Holdings Ltd. since August 2010. Previously, a director of Mason Street Funds from 2000 to 2007 and a director of the Northwestern Mutual Series Fund, Inc. from 2000 to May 2010.

Class I Directors (term expiring in 2015)

Jeffrey A. Joerres	53	Chairman of ManpowerGroup since May 2001. Chief Executive Officer of ManpowerGroup since November 2012. President and Chief Executive Officer of ManpowerGroup from April 1999 to November 2012. Senior Vice President European Operations and Marketing and Major Account Development of ManpowerGroup from July 1998 to April 1999. A director of Johnson Controls, Inc. and the Federal Reserve Bank of Chicago. Formerly a director of Artisan Funds, Inc. from August 2001 to April 2011. A director of ManpowerGroup for more than five years. An employee of ManpowerGroup since July 1993.

John R. Walter	66	Non-Executive Chairman of the Board of InnerWorkings, Inc. from May 2004 to June 2010. Retired President and Chief Operating Officer of AT&T Corp. from November 1996 to July 1997. Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Also a director of Vasco Data Securities, Inc. and Echo Global Logistics. A director of ManpowerGroup for more than five years. Previously, a director of InnerWorkings from 2004 to 2012 and SNP Corporation of Singapore from 2002 to 2009.

Marc J. Bolland	53	Chief Executive Officer of Marks and Spencer Group plc. since May 2010. Chief Executive Officer of Wm Morrisons Supermarket Plc from September 2006 to April 2010. Executive Board Member of Heineken N.V., a Dutch beer brewing and bottling company, from 2001 to August 2006. Previously, a Managing Director of Heineken Export Group Worldwide, a subsidiary of Heineken N.V., from 1999 to 2001, and Heineken Slovensko, Slovakia, a subsidiary of Heineken N.V., from 1995 to 1998. A director of ManpowerGroup for more than five years. No other public directorships in the past five years.

Ulice Payne, Jr.	57	President of Addison-Clifton, LLC, a provider of global trade compliance advisory services, from May 2004 to present. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003. Partner with Foley & Lardner LLP, a national law firm, from 1998 to 2002. A trustee of The Northwestern Mutual Life Insurance Company and Wisconsin Energy Corporation. A director of ManpowerGroup since October 2007. Previously, a director of Badger Meter, Inc. from 2000 to 2010.

In connection with their nominations and in accordance with the Company’s corporate governance guidelines regarding retirement, each of Mr. Hueneke and Mr. Greenberg has agreed to resign effective on his 72nd birthday in 2014. See page 11 for further details regarding the age requirement for the board of directors.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2012. The board of directors held five meetings during 2012. The board of directors did not take action by written consent during 2012.

Under ManpowerGroup’s by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are available on ManpowerGroup’s website at http://www.manpowergroup.com/about/corporategovernance.cfm. The board of directors has determined that twelve of thirteen of the current directors of ManpowerGroup are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Mr. Greenberg is and Mr. Walter was a director of InnerWorkings, Inc., a public company, which provides print management services to ManpowerGroup.

•	Mr. Greenberg is the Non-Executive Chairman of the Western Union Company, a public company, which has engaged ManpowerGroup to provide services to the company.

•

Mr. Zore and Mr. Payne are trustees of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged ManpowerGroup, Experis and Right Management to provide contingent staffing, accounting and other services. In addition, ManpowerGroup and certain of its affiliates have from time to time leased space from joint venture and limited liability companies in which Northwestern Mutual has an equity interest.

•	Ms. Boswell is Executive Vice President, Personal Care at Unilever, which has engaged ManpowerGroup to provide services to the company.

•	Ms. Hemingway Hall is President and Chief Executive Officer of Health Care Service Corporation, which has engaged ManpowerGroup to provide services to the company.

•

Mr. Downe is the President and Chief Executive Officer of BMO Financial Group, and one of its subsidiaries, BMO Harris Bank, is a party to the syndicate of banks in ManpowerGroup’s $800 million revolving credit facility, which was entered into in the ordinary course of business.

The independent directors are Mr. Bolland, Ms. Boswell, Ms. Dominguez, Mr. Downe, Mr. Greenberg, Ms. Hemingway Hall, Mr. Hueneke, Mr. Mendoza, Mr. Payne, Ms. Sartain, Mr. Walter and Mr. Zore.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s by-laws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under “Board Composition and Qualifications of Board Members” below.

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. Twelve of the thirteen directors attended the 2012 annual meeting of shareholders.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for the audit, executive compensation and human resources and nominating and governance committees. These charters are available on ManpowerGroup’s web site at http://www.manpowergroup.com/about/corporategovernance.cfm.

The audit committee consists of Mr. Zore (Chair), Ms. Boswell, Mr. Hueneke, Mr. Payne, Mr. Mendoza and Ms. Hemingway-Hall. Each member of the audit committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that Mr. Zore is an “audit committee financial expert” and “independent” as defined under the applicable rules of the Securities and Exchange Commission.

The functions of the audit committee include: (i) appointing the independent auditors for the annual audit and approving the fee arrangements with the independent auditors; (ii) monitoring the independence, qualifications and performance of the independent auditors; (iii) reviewing the planned scope of the annual audit; (iv) reviewing the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002; (vi) reviewing our accounting management and controls and any significant audit adjustments proposed by the independent auditors; (vii) making a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K; (viii) reviewing recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management; (ix) reviewing matters of disagreement, if any, between management and the independent auditors; (x) periodically reviewing our Policy Regarding the Retention of Former Employees of Independent Auditors; (xi) overseeing compliance with our Policy on Services Provided by Independent Auditors; (xii) meeting privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls; (xiii) monitoring our internal audit department, including our internal audit plan; (xiv) monitoring our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our code of business conduct and ethics; (xv) assisting the board of directors with its oversight of the performance of the Company’s risk management function; (xvi) reviewing current tax matters affecting us; (xvii) periodically discussing with management our risk management framework; (xviii) serving as our qualified legal compliance committee; and (xix) monitoring any litigation involving ManpowerGroup, which may have a material financial impact on ManpowerGroup or relate to matters entrusted to the audit committee. In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee held five meetings during 2012. The audit committee did not take action by written consent during 2012.

The executive compensation and human resources committee consists of Mr. Greenberg (Chair), Mr. Bolland, Ms. Dominguez, Mr. Downe, Ms. Sartain and Mr. Walter. Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code. The functions of this committee are to: (i) establish the compensation of the chief executive officer and the chief financial officer of ManpowerGroup, subject to ratification by the board of directors; (ii) approve the compensation, based on the recommendations of the chief executive officer of ManpowerGroup, of certain other senior executives of ManpowerGroup and its subsidiaries; (iii) determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed in (i) and (ii); (iv) monitor the development of ManpowerGroup’s key executive officers; (v) administer ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans; (vi) administer ManpowerGroup’s corporate senior management annual incentive plan; and (vii) act as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code. The executive compensation and human resources committee held seven meetings during 2012. The executive compensation and human resources committee did not take action by written consent during 2012.

The nominating and governance committee consists of Mr. Walter (Chair), Ms. Boswell, Mr. Greenberg, Mr. Payne, and Mr. Zore. Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The functions of this committee are to: (i) recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors; (ii) establish procedures and assist in identifying candidates for board membership; (iii) review the qualifications of candidates for board membership; (iv) periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate; (v) coordinate the annual self-evaluation of the performance of the board of directors and each of its committees; (vi) establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures; (vii) oversee the content and format of our code of business conduct and ethics; (vii) monitor compliance by the non-management directors with our code of business conduct and ethics; and (viii) develop and periodically review succession plans for the directors. The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee met three times during 2012. The nominating and governance committee did not take action by written consent during 2012.

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds

•	a core of business executives having substantial senior management and financial experience

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies

•	the independence of at least a majority of the directors

•	individuals who represent a diversity of gender, race and age

In connection with its consideration of possible candidates for board membership, the committee also has identified areas of experience that members of the board should as a goal collectively possess. These areas include:

•	previous board experience

•	active or former CEO/COO/Chairperson

•	human resources experience

•	accounting or financial oversight experience

•	international business experience

•	sales experience

•	marketing and branding experience

•	operations experience

•	corporate governance experience

•	government relations experience

•	technology experience

The Company believes that the present composition of the board of directors satisfies the guidelines for selecting board candidates set out above; specifically, the board is composed of individuals who have a variety of experience and backgrounds, the board has a core of business executives having substantial experience in management as well as one member having government experience, board members represent the best interests of all of the shareholders rather than special interests, and twelve of thirteen directors are independent under the rules of the New York Stock Exchange. The composition of the board also reflects diversity of country of origin, gender, race and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors. Based on the composition of our board of directors, we believe this objective has been achieved.

In addition, the particular areas of desired experience identified above that are possessed by each director with significant or some experience is as follows:

M. Bolland — Active CEO/COO/Chairman, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations and Government Relations

G. Boswell — Previous Board Experience, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance and Technology

C. Dominguez — Human Resources, International Business, Operations, Governance and Government Relations

W. Downe — Previous Board Experience, Active CEO/COO/Chairman, International Business, Operations

J. Greenberg — Previous Board Experience, Active CEO/COO/Chairman, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Marketing/Branding, Operations, Governance, Government Relations and Technology

P. Hemingway Hall — Active CEO/COO/Chairman, Human Resources, Sales, Marketing/Branding, Operations, Government Relations

T. Hueneke — Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding and Operations

R. Mendoza — Previous Board Experience, Human Resources, Financial Oversight/Accounting, International Business, Sales, Operations and Governance

U. Payne — Previous Board Experience, Active CEO/COO/Chairman, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance and Government Relations

E. Sartain — Previous Board Experience, Human Resources, International Business, Marketing/Branding and Operations

J. Walter — Previous Board Experience, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance, Government Relations and Technology

E. Zore — Previous Board Experience, Former CEO, Human Resources, Financial Oversight/Accounting, Sales, Marketing/Branding, Operations, Governance, Government Relations and Technology

Mr. Joerres has experience in many of these areas as well, however his position on the board is due to his position as CEO of the Company, as the board of directors has determined the CEO should also be chairman of the board of directors. For more information on how each of the board of directors meets these objectives, see their occupations and directorships disclosed previously under “Election of Directors”.

ManpowerGroup’s corporate governance guidelines states that an individual cannot be nominated for election to the Board of Directors after his or her 72nd birthday. A director that is standing for election who will turn age 72 during his or her normal term must submit a resignation effective as of his or her 72nd birthday as a condition to having the Board recommend the director for election. If the Board of Directors rejects the resignation for any reason, the director shall continue in office until the expiration of his or her current term.

Board Leadership Structure

The board of directors has appointed the chief executive officer of the Company to the position of chairman of the board. Combining the roles of chairman of the board and chief executive officer (1) enhances alignment between the board of directors and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the board needs to address. At the same time, the combination of a completely independent board (except for the chairman of the board) and the lead director arrangement maintained by the board facilitate effective oversight of the performance of senior management.

The board of directors had established an arrangement under which the chair of one of the principal board committees serves as lead director on a rotating basis for each calendar year. In February 2013, the board of directors revised its corporate governance guidelines to discontinue the practice of rotating the lead director among the various chairmen of the principal board committees. Going forward, the board of directors has appointed a lead director with the intent that such individual will serve for at least three years in order to provide greater continuity for the role. The lead director’s duties as specified in the Company’s corporate governance guidelines are as follows:

•	Preside at executive sessions of the non-employee directors and all other meetings of directors where the chairman of the board is not present;

•	Serve as liaison between the chairman of the board and the non-employee directors;

•	Approve what information is sent to the board;

•	Approve the meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•	Have the authority to call meetings of the non-employee directors; and

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Mr. Zore has been appointed as the lead director.

Board Oversight of Risk

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Periodically reviewing and discussing with management the Company’s policies, practices and procedures regarding risk assessment and management;

•	Periodically receiving, reviewing and discussing with management reports on selected risk topics as the committee or management deems appropriate from time to time; and

•	Periodically reporting to the board of directors on its activities in this oversight role.

In this oversight capacity, the committee’s role is one of informed oversight rather than direct management of risk. In addition, it is not intended that the committee be involved in the day-to-day risk management activities. Instead, the committee is expected to engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and the committee.

Compensation Consultant

The executive compensation and human resources committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chair of the committee. On an annual basis, the Company and Mercer enter into an engagement letter, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2012 were $286,696.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer was engaged by the committee to perform the following services for the period from April 1, 2012 through May 31, 2013:

•

Evaluate the competitiveness of our total executive compensation and benefits program for the CEO, CFO and senior management team, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, retirement benefits and total remuneration against the market;

•

Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Review the companies included in our industry peer group;

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•

Brief the executive compensation and human resources committee on executive compensation trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments;

•	Advise the executive compensation and human resources committee on salary, target incentive opportunities and equity grants; and

•	Assist with the preparation of the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

In connection with the engagement, ManpowerGroup and Mercer have agreed on written guidelines for minimizing potential conflicts of interest. These guidelines are as follows:

•	The committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the committee and has direct access to the committee through the chair;

•

Mercer does not consult with or otherwise interact with our executives except to discuss our business and compensation strategies and culture, obtain compensation and benefits data along with financial projections and operational data, consult about the nature and scope of the various executive jobs for benchmarking purposes, confirm factual and data analyses to ensure accuracy, and consult with the CEO about the compensation of the other executives of ManpowerGroup;

•	Mercer’s main contacts with management are the CFO and executive vice president, global strategy and talent;

•

Mercer’s written reports may be distributed to committee members as part of the committee meeting mailings, except any findings and recommendation regarding the CEO are sent in a separate document directly to committee members;

•	Each engagement of Mercer by the committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•

Prior to the Mercer consultant performing any services, whether related to compensation or other consulting services, for ManpowerGroup in addition to those performed for the committee, the consultant must inform the committee chair and obtain approval.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. The total amount paid for these other services provided in 2012 was $546,564.

The committee believes the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth in the table below, as of February 19, 2013, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Executive and Director Compensation — Summary Compensation Table,” and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of February 19, 2013 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire Common Stock(1)(2)	Percent of Class(3)
Jeffrey A. Joerres	1,386,208	(4)(5)	1,055,013	1.8%
Michael J. Van Handel	435,129	(5)	325,218	*
Marc J. Bolland	21,786	(5)	6,250	*
Gina R. Boswell	14,772	(5)	0	*
Cari M. Dominguez	7,176		0	*
William Downe	6,000		0	*
Darryl Green	120,057		95,640	*
Jack M. Greenberg	28,966	(5)	10,000	*
Françoise Gri	131,495		117,420	*
Patricia Hemingway Hall	0		0	*
Terry A. Hueneke	28,975	(5)	8,750	*
Hans Leentjes	42,653		40,394	*
Roberto Mendoza	0		0	*
Ulice Payne, Jr.	9,500	(5)	0	*
Jonas Prising	159,544	(5)	125,920	*
Elizabeth P. Sartain	5,454		0	*
Owen J. Sullivan	192,809	(5)	176,690	*
John R. Walter	14,992		13,028	*
Edward J. Zore	38,339	(5)	0	*
All directors and executive officers as a group (21 persons)	2,814,466		2,119,557	3.7%

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

The table does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

Director	Vested Deferred Stock
	2003 Plan	2011 Plan	Total
Marc J. Bolland	1,922	3,466	5,388
Cari M. Dominguez	0	3,000	3,000
William Downe	0	7,032	7,032
Jack M. Greenberg	254	0	254
Patricia Hemingway Hall	0	4,081	4,081
Terry A. Hueneke	1,947	0	1,947
Roberto Mendoza	9,290	1,607	10,897
Ulice Payne, Jr.	1,728	3,000	4,728
Elizabeth P. Sartain	2,069	0	2,069
John R. Walter	11,037	0	11,037
Edward J. Zore	3,355	2,107	5,462

The table does not include 2,474 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Ms. Dominguez, Mr. Downe, Ms. Hall, Mr. Mendoza, Ms. Sartain and Mr. Walter that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2013. These shares of deferred stock vest in equal quarterly installments during 2013.

Finally, the table does not include unvested restricted stock units, which will be settled in shares of Manpower common stock on a one-for-one basis, held by the following executive officers that were issued under both the 2003 Plan and 2011 Plan:

Officer	Unvested Restricted Stock Units
	2003 Plan	2011 Plan	Total
Jeffrey A. Joerres	21,670	31,910	53,580
Michael J. Van Handel	7,740	11,397	19,137
Darryl Green	5,882	5,015	10,897
Francoise Gri	3,096	5,015	8,111
Hans Leentjes	2,477	4,559	7,036
Jonas Prising	18,574	5,015	23,589
Owen J. Sullivan	18,574	5,015	23,589

Of these amounts, (i) the following restricted stock units vest on February 16, 2014: Mr. Joerres — 21,670; Mr. Van Handel — 7,740; Mr. Green — 5,882; Ms. Gri — 3,096; Mr. Leentjes — 2,477; Mr. Prising — 3,096; and Mr. Sullivan – 3,096, (ii) the following restricted stock units vest on February 15, 2015: Mr. Joerres — 31,910; Mr. Van Handel — 11,397; each of Mr. Green, Ms. Gri, Mr. Prising and Mr. Sullivan — 5,015; and Mr. Leentjes — 4,559; (iii) 15,478 restricted stock units held by each of Mr. Prising and Mr. Sullivan will vest on February 16, 2016 , except as otherwise provided in the 2003 and 2011 Plans.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of restricted stock units.

(3)	No person named in the table, other than Mr. Joerres, beneficially owns more than 1% of the outstanding shares of common stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

(4)	Includes 300 shares held by Mr. Joerres’ spouse.

(5)	Includes the following number of shares of unvested restricted stock as of the record date:

Officer or Director	Unvested Restricted Stock
Jeffrey A. Joerres	40,000	(1)
Marc J. Bolland	2,474
Gina R. Boswell	2,474
Jack M. Greenberg	2,474
Terry A. Hueneke	2,474
Ulice Payne, Jr.	2,474
Edward J. Zore	2,474

(1)	These shares vested on February 20, 2013.

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Background

This compensation discussion and analysis provides information about ManpowerGroup’s compensation policies and decisions regarding the company’s CEO, CFO and the five executive officers who were the leaders of the company’s business operating units in 2012. This group includes the executive officers (our “named executive officers”) for whom disclosure is required under the rules of the Securities and Exchange Commission.

Executive Summary

2012 Financial Highlights

ManpowerGroup’s financial performance declined in 2012 compared to 2011. A decrease in revenue unfavorably impacted our operating leverage and profitability. Financial performance came in below our internal performance goals, even though total shareholder return was positive at 21%. Because financial performance was below target, aggregate payouts for our executive officers under our incentive plans were below target.

Key financial metrics illustrate our 2012 performance compared to 2011:

•	Revenue of $20.7 billion, a decrease from $22.0 billion in 2011

•	Operating Profit Margin Percent (“OPMP”)(1) of 2.27%, a decrease from 2.49% in 2011

•	Diluted Earnings Per Share (“EPS”)(1) of $2.47, a decrease from $3.04 in 2011

•	Economic Profit (net operating profit after taxes less a capital charge or “EP”)(1) of -$81.9 million, a decrease from -$6.1 million in 2011

(1)	Operating Profit Margin Percent, EPS and EP have been calculated for 2012 and 2011 in accordance with our compensation plans.

Our Business is Highly Cyclical, and Dependent on Global Macroeconomic Forces

ManpowerGroup derives over 85% percent of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (35%), Northern Europe (28%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity, with over 28,000 employees worldwide. Our global network of nearly 3,500 offices in 80 countries allows us to meet the needs of our clients in all industry segments, whether they are global, multinational or local companies. We placed approximately 3.4 million people in jobs in 2012, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

Our results are highly dependent on labor market conditions, business cycles and other macroeconomic forces, at both a global and a regional level. In periods of economic uncertainty, such as we experienced between 2008 and 2012, our revenue will often decline as our clients scale back use of our services due to reduced demand for their products and services. During these periods, we evaluate our investment decisions, and work to take costs out of the business, to mitigate the cyclical effects where possible. Despite this, we still typically experience decreasing profit margins during such periods, as reflected in our Operating Profit Margin and Economic Profit metrics for 2012. At the other end of the cycle, in periods of economic recovery, we typically experience renewed demand for our solutions and would expect to see improvement in revenue, and period-over-period increases in our Operating Profit Margin and EP metrics.

Our Compensation Program is Designed to Generate Variable Results

Our strategy is to drive higher margins, improve efficiency and provide more value to our clients. We believe the interests of our shareholders are served when strong operating performance drives enhanced financial performance. Therefore, the pay for our CEO and our other executive officers is closely aligned with our financial results. Under our pay-for-performance compensation philosophy (summarized on page 26), we expect that our executives’ compensation will be variable year-over-year based on whether they have achieved collective and individual performance goals set by the committee. This also aligns with our philosophy of affordability — compensation for our executives is higher when they have delivered financial results that make it affordable for the company, and lower when financial results decline and make it less affordable for the company.

We Drive Performance through Three Key Performance Metrics

In 2012, we continued to focus our executive compensation programs on three financial and operating metrics that we believe reflect whether we are running our businesses successfully for our shareholders.

•

Economic Profit.    Measures how effectively our executive officers have generated net operating profit after subtracting a capital charge on the total net capital used in the business. This is a critical measurement for us: Although we are a provider of services, and not a manufacturer of products, our business is still highly capital-intensive. Our requirement for capital arises from the timing characteristics of our business — we typically pay our associates and consultants before we can bill and collect from our clients. Using an EP metric incentivizes our executives to manage our accounts receivable and other capital investments carefully in order to maximize the return on capital deployed. We focus on and pay for year-over-year improvement in EP, even where EP may be a negative number during certain portions of the business cycle.

•	Earnings Per Share. Focuses our executive officers on producing financial results that align the interests of our shareholders. We believe this metric is a critical measure of executive performance.

•

Operating Profit Margin Percent.    Measures how efficiently our executive officers have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits.

These three measures align with our strategy to drive higher margins, improve efficiency and provide more value to our clients. We have historically not utilized Total Shareholder Return (“TSR”) as a performance goal, as we believe it is less effective than the metrics above in incentivizing executive performance. In particular, our business is cyclical, and we have found that our stock price reacts to perceived changes in global business cycles, sometimes as a leading indicator. Movements in stock price can take place without regard to the fundamentals of our business. As a result, pay for our CEO and other executive officers is often de-coupled from TSR calculations. For example, in 2012, EPS declined 18.8% from 2011, however TSR increased 21%.

In addition to these three metrics, the committee also sets individual operating objectives for each executive officer.

Key Compensation and Governance Policies

The committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

What We Do:

•	We tie pay to performance, including the use of performance share units. The majority of executive pay is variable.

•	We use double triggers in our severance agreements and our equity awards.

•	We maintain significant stock ownership guidelines for our executive officers

•	We provide an independent compensation consultant, engaged by the committee, that works solely in support of the committee.

•	We continually review our executive compensation program against the competitive market.

•

We listen to our shareholders. In addition to an annual “say-on-pay” advisory vote, we regularly reach out to leading shareholders and their advisory firms. Our goal is to make sure our programs are well-understood, and, where appropriate, adjusted in response to shareholder input.

What We Don’t Do:

•	We do not provide tax gross up payments for any amounts considered excess parachute payments.

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities absent special approval.

•	We do not permit our executives to pledge shares of our common stock.

•	We do not provide excessive perquisites to our executives.

We Have a Track Record of Positive Compensation and Governance Changes:

In recent years, we have adopted a number of important enhancements to our corporate governance and compensation practices:

•	Elimination of tax gross-ups: In 2011, we eliminated tax gross-ups for the executive officers for excess parachute amounts as defined under Internal Revenue Code Section 280G.

•

Expanded Use of Performance-Based Equity.    Also in 2011, we modified our long-term incentive program for the executive officers to expand our use of performance share units to approximately 50% of the long-term equity compensation grants.

•

Revised Stock Ownership Guidelines.    Also in 2011, we amended the stock ownership guidelines to require any senior executives that have not met their individual ownership requirement hold 50% of any of the shares they received from exercise or vesting of awards until the requirement has been satisfied.

Further Enhancements in 2012:

To further align our executive compensation program with best governance practices, the committee implemented additional changes to the Company’s executive compensation program in 2012:

•

Adoption of clawback policy:     Even though the SEC has not adopted final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding clawback requirements, we believe it is an important feature of an executive compensation program. Therefore, during 2012 we adopted a clawback policy for our executive officers. Under the policy, if the committee determines an employee engaged in intentional misconduct that causes a financial restatement, the committee may revoke any outstanding awards, including cash incentives or equity awards, that were received as a result of the misconduct.

•

Use of double triggers in performance share unit agreements:    Prior to 2012, double triggers were in place in all of our severance agreements and all of our equity agreements, except for performance share units where a change in control occurred during the performance period. Beginning with the 2012 performance share unit grant, our PSUs will also require a double trigger in the event of a change in control (either during or after the performance period).

Our CEO’s Compensation Was Highly Variable in 2012 and Followed our Guiding Principle of Pay-For-Performance.

Approximately 73% of our CEO’s 2012 compensation was tied to Company performance and 88% of total pay was variable. As a result of the decline in our financial performance in 2012, Mr. Joerres’ total compensation in 2012 was 90% of target. The discussion below highlights each component of Mr. Joerres’ compensation in 2012.

There was no increase in base salary in 2012.    Mr. Joerres did not receive an increase in base salary in 2012.

Annual Cash Incentive Payout Was 45% of Target.    In light of the financial performance of the Company and the committee’s assessment of Mr. Joerres’ achievement of his operating objectives, Mr. Joerres’ annual incentive payout was 45% of target.

The following table shows the actual payout to the CEO for EPS, EP and his operating objectives compared to target for 2012:

	2012 Actual Payout $	% Compared to Target
EPS Goal (40% of total opportunity)	253,440	35%
EP Goal (40% of total opportunity)	250,740	35%
Operating Objective (20% of total opportunity)	300,000	83%
Total ($)	804,180	45%

50% of Long-Term Equity Awards are Based on Performance.    Mr. Joerres’ 2012 compensation package consisted of three long-term components:

•	Approximately 50% of long-term awards in the form of performance share units (PSUs).

•	Approximately 30% of long-term awards in the form of stock options that vest over a four year period with a ten year expiration.

•	Approximately 20% of long-term awards in the form of restricted stock units (RSUs) that vest in full at the end of a three year retention period.

The committee again chose to use Operating Profit Margin as the performance metric for PSUs. The committee believes Operating Profit Margin focuses the CEO on the long-term profitability of the Company and increases value to our shareholders.

Operating Profit Margin Was Below Target Levels, and Therefore Long-Term Equity Awards Were Below Target Levels.    Operating Profit Margin was 2.27% for 2012, which fell between the threshold and target performance level. As a result, Mr. Joerres achieved 96% of his 2012 target PSU award. Mr. Joerres will vest in half of the total PSUs earned at the end of 2013, and the remaining half at the end of 2014 so long as he is still employed on those dates.

Other Compensation Was Limited.    The level of perquisites provided to Mr. Joerres is limited. We provide a car lease to him under our broad-based auto program, in which Mr. Joerres is responsible for 25% of the lease payments. We also reimburse him for financial planning expenses which are capped at $12,000 per year. Besides these two items, Other Compensation in 2012 also included a company match and Mr. Joerres’ personal profit sharing contribution under our Nonqualified Savings Plan, in which Mr. Joerres has elected to participate. Mr. Joerres does not have a pension plan, and is not eligible to participate in the company’s 401(k) plan.

Objectives of Compensation Program

In making decisions regarding compensation elements, program features and compensation award levels, ManpowerGroup is guided by a series of principles, listed below. Within the framework of these principles, ManpowerGroup considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors.

ManpowerGroup’s executive compensation guiding principles are to:

•

Pay for results:    Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to ManpowerGroup’s success. For example, in 2012, approximately 55% and 52% of the CEO’s and CFO’s target compensation, respectively, (and approximately 49% for the other executive officers) was tied to short- and long-term financial performance goals.

•

Not pay for failure:    We set threshold targets for each performance-based incentive element of our executive compensation program. The committee believes these threshold targets are the lowest acceptable levels at which it is appropriate for the executive officers to receive an award. If the threshold level is not met, executive officers do not receive a payout related to that performance measure. For example, in 2012, Northern Europe did not meet the threshold level AOUP goal under Mr. Leentjes’ annual incentive award so he did not receive any payout related to that performance measure.

•

Align with shareholder interests:    The committee sets performance targets and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, performance share units, which make up approximately 35% of target compensation for the CEO and CFO and approximately 30% for the other executive officers are tied to operating profit margin, an incentive correlated with shareholder value because the higher the profit margin, the more valuable the Company becomes. Stock options and restricted stock units are directly aligned with shareholders’ economic interests as the ultimate value the executive officers realize is dependent upon our stock price. In addition, a substantial portion of the annual incentive awards paid to our CEO and CFO, for example, are based on achievement of EPS and EP goals for the year.

•

Pay competitively:    In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The committee believes it must provide pay opportunities to the executive officers that are competitive in order to attract and retain executives of this caliber.

•	Balance cash and equity: We try to balance the appropriate mix of cash and equity compensation to tie compensation to both long and short term results of the Company.

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Use internal and external performance reference points:    We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company with the same responsibilities and experience. However, identifying our competitive market has been a challenge. See page 29 for further information regarding our competitive market.

•

Recognize the cyclical nature of our business:    Our business is very cyclical and our financial results are impacted by global economic cycles, which are difficult to predict. In determining executive compensation, the committee tries to balance the overall compensation package between fixed and variable pay, recognizing that economic cycles impact our business.

•

Retain executives:    The Company structures its compensation program for the executive officers so that the overall target outcome generally falls within the median of the competitive market. The committee believes this is the appropriate level to provide in order to attract and retain executives with the experience and capabilities we need.

•

Assure total compensation is affordable:    Our executive officers’ compensation is variable year-over-year, which means compensation is higher when financial objectives are achieved and incremental compensation is more affordable for the company and compensation is lower when financial results decline and it is less affordable for the company. In addition, payouts under the annual incentive plan and the performance share units are capped at the outstanding performance levels, which makes the maximum cost predictable and ensures the plan is affordable.

•

Clearly communicate plans so that they are understood:    We clearly communicate to each executive officer their specific goals, targets and objectives under the various elements of the compensation program to ensure our executives are focused on achieving the financial and operational results that the committee believes will best promote shareholder value.

ManpowerGroup held a non-binding shareholder advisory vote at its 2012 Annual Meeting of Shareholders to approve the compensation of ManpowerGroup’s executive officers, also known as “Say on Pay.” This shareholder resolution was approved by approximately 74 % of the votes cast. Although our shareholders approved our Say on Pay, the results decreased from the approval rate of 80% in 2011. Because of this, management engaged with some of the larger shareholders that voted against our Say on Pay to better understand the reasons for their vote.

Because the vote was held after the committee had determined the compensation packages for the executive officers for 2012, which occurred in February, the vote did not have any impact on the decisions for 2012. After the vote did occur and after discussions with shareholders, the committee re-evaluated the compensation packages for 2013 and concluded they were consistent with the Company’s interest and did not make any changes.

Compensation Elements

ManpowerGroup’s guiding principles for the compensation of the Company’s executive management team are implemented using various elements. The range of elements used is intended to provide a compensation and benefits package that addresses the competitive market for executive talent with the broad competencies and skills described earlier, creates a strong incentive to maximize shareholder value, produces outcomes that increase and decrease commensurate with ManpowerGroup’s results, and is aligned with ManpowerGroup’s business strategies. The following are the main elements used by ManpowerGroup in its compensation program in 2012 and the results:

2012 Compensation Program Elements

Compensation Element	Key Characteristics	Objective and Determination	2012 Decisions

Base Salary	Fixed compensation for performing the daily job duties in amounts that are competitive in the markets in which we operate.

Provide a fixed compensation for performing the daily job duties of the executive officer. These are reviewed annually and adjusted when appropriate.

Factors used to determine base salaries:

•   Executive officer’s experience, skill, and performance.

•   Internal equity among other executive officers.

•   Pay relative to market.

• Only one of the executive officers received a base salary increase in 2012.

Annual Incentive Award	Variable compensation payable in cash based on performance against annually established goals and assessment of individual performance.

Motivate and reward executive officers for achievement of key strategic, operational and financial measures over the year.

Measures used to determine annual incentive:

•   The Committee uses financial metrics and individual operating objectives to determine the actual payout to the executive officers.

•   The financial metrics used to determine executive officers annual incentive were:

•    EPS for all executive officers.

•    EP for the CEO and CFO.

•    AOUP for the other executive officers.

•   The EPS and EP levels achieved were between threshold and target levels.

•   The AOUP levels for the executive officers ranged between below Threshold to Above Target.

•   Each of the executive officers received a percentage of their incentive for achieving a specified level of the operating objectives.

•   The Pool Plan for 2012 was $25.8 million. Mr. Joerres’ portion of the Pool for 2012 was $7.2 million. However, the individual limit under the Pool Plan is $5 million, which was less than his share of the Pool.

Compensation Element	Key Characteristics	Objective and Determination	2012 Decisions

•   The maximum aggregate annual incentives earned by the executive officers subject to the Pool Plan cannot exceed a certain percentage of gross profit (the “Pool”). Each executive officer in the Pool Plan cannot earn more than his or her allocated portion of the Pool.

• Each participant in the Pool Plan received an incentive significantly below his or her allocated portion of the Pool. • See page 33 for more information.

Performance Share Units	Variable compensation payable in shares of stock. The PSUs vest based on achievement of a pre-established performance metric over a period of time. If goal is not met, shares are not received.

Motivate and reward executive officers for performance against long-term financial objectives to align the interests of the executive officers with long-term shareholder value. Target amount awarded is determined based on job scope, market practice and individual performance.

Measures used to determine PSUs earned:

•   A target level operating profit margin must be achieved in 2012.

•   If operating profit does not meet a certain level in 2012, executive officers will not receive more than 100% of the target level payout.

•   50% of the PSUs earned will be paid at the end of 2013 and the remaining 50% at the end of 2014.

•   The number of shares earned based on operating profit margin was between threshold and target.

•   Operating profit was below the Operating Profit Dollar Gate, so the number of PSU’s earned could not be more than the target level, however the PSUs earned were already below target.

•   PSUs represent 50% of the total long-term equity incentive grant awarded to the executive officers.

•   See page 38 for more information.

Restricted Stock Units	Variable compensation payable in shares of stock. 100% of the RSUs vest on the third anniversary date.

•   Restricted stock units are paid in stock at the end of a retention period (generally at the end of 3 years).

•   Through stock price and dividends, restricted stock units directly align executive officers with the shareholders and add balance to the

•   20% of Mr. Joerres’ long-term equity incentive grant in 2012 was in the form of restricted stock units.

•   RSUs represent 20% of the total long-term equity incentive grant awarded to the executive officers.

Compensation Element	Key Characteristics	Objective and Determination	2012 Decisions

compensation program as they provide both upside potential and downside risk and add an additional retention incentive.

Stock Options	Nonqualified stock options that expire in ten years and become exercisable ratably over four years.

•   Align the interests of the executive officers with long-term shareholder value as well as retain executive talent. Amount awarded is determined based on job scope, market practice and individual performance.

•   30% of Mr. Joerres’ long-term equity incentive grant in 2012 was in the form stock options.

•   Stock options represent 30% of the total long-term equity incentive grant awarded to the executive officers.

Qualified Retirement Plans	None, other than for Mr. Leentjes in the Netherlands.

•   No pension plan benefit in the United States, as we froze the qualified, noncontributory defined benefit pension plan, as well as nonqualified, noncontributory defined benefit deferred compensation plans as of February 29, 2000.

•   No 401(k) plan because of limitation on participation to highly compensated employees under the rules governing such plans.

•   Mr. Leentjes participates in the Dutch pension scheme, generally applicable ManpowerGroup employees in the Netherlands.

Nonqualified Savings Plan	Similar to a 401(k) plan, however not as flexible in regards to timing of the payouts of the retirement benefits for nonqualified plans. These benefits are unsecured and subject to risk of forfeiture in bankruptcy.	• Used to provide executive officers with reasonably competitive benefits to those in the competitive market.

Career Shares	Used selectively by the committee, taking into account what is most appropriate for	• Used as a retention incentive in the form of restricted stock units and	• There were no career shares granted in 2012.

Compensation Element	Key Characteristics	Objective and Determination	2012 Decisions

	an executive officer in view of the retention incentive provided by the award. Restricted stock units vest completely on a single date several years into the future.	to supplement deferred compensation benefits to executives. The committee considers each year whether to make any such grants and to whom.

Other Benefits	• Used to attract and retain talent needed in the business.

•   Additional benefits include financial planning reimbursement and broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.

Pay for Results

Consistent with ManpowerGroup’s pay for results philosophy, our executive compensation program is designed to motivate our executive officers to contribute to the Company’s long-term performance and success. As such, the following pay components include pay for results features:

•

Annual Incentive Award:    Performance goal ranges are established for the CEO and CFO for the financial metrics EPS and EP. For the other executive officers, performance ranges are established for the financial metrics EPS and AOUP and, for Mr. Sullivan, EP. Award opportunities are established for achievement at threshold, target and outstanding levels. Payouts are generally based on actual performance on these metrics as well as the individual operating objectives for each executive officer. However, executive officers who are subject to the Pool Plan cannot receive more than their allocable share of the Pool established under the Pool Plan. The maximum aggregate annual incentives earned by the executive officers under the Pool Plan is determined using a percentage of gross profit. The higher the gross profit, the larger the Pool. See page 33 for further discussion regarding the use of the Pool Plan.

•	Long-Term Incentive Awards:

•

Stock Options — Approximately 30 percent of executive officer long-term awards are made in the form of stock options. The committee believes stock options provide an important overall longer term incentive for the executive officers to try to maximize value of ManpowerGroup’s stock. Because stock options are granted at a specific value on the date of grant, the ultimate compensation realized will depend on the stock price at the time of exercise.

•

Performance Share Units — Approximately 50 percent of executive officer long-term awards are made in the form of performance share units. As stated earlier, the executive officer receives a certain number of shares of stock at the end of a specified period based on achievement of a pre-established performance goals for that period, typically operating profit margin. Award opportunities are established for achievement at threshold, target and outstanding levels. The committee believes using operating profit margin is appropriate because it is a driver of shareholder value.

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the executive officers the composition of his or her target total compensation among the various compensation elements:

The committee’s compensation consultant, Mercer, provides the committee with market data that is used in setting target levels for incentive compensation for the executive officers. Actual compensation paid out to the executive officers in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the committee. In general, when the Company has strong financial results, our executive officers are awarded accordingly. Conversely, when the Company has weak financial results or falls short of its business objectives, the executive officers’ payments under these programs decline.

The target compensation is detailed for each executive officer in the following table. This table outlines the values of the various elements and the percentage of each executive officer’s total target compensation package that is variable (both short- and long-term) and performance-based (both short- and long-term).

2012 Executive Officer Target Compensation

Executive Officer	Base Salary	Annual Incentive	Stock Options(1)	Performance Share Units(1)	Restricted Stock Units(1)	Total 2012 Target Comp	% Total Variable 2012 Target Comp(2)	% Total 2012 Target Comp Performance Related(3)
	$	$	$	$	$	$
Jeffrey A. Joerres	1,200,000	1,800,000	1,713,145	3,500,019	1,400,044	9,613,208	88%	73%
Michael J. Van Handel	600,000	600,000	611,835	1,250,020	500,035	3,561,890	83%	69%
Darryl Green	475,000	356,250	269,222	550,043	220,017	1,870,532	75%	63%
Francoise Gri	577,368	433,026	266,260	550,043	220,017	2,046,714	72%	61%
Hans Leentjes	413,136	309,852	244,737	500,035	200,032	1,667,792	75%	63%
Jonas Prising	475,000	356,250	269,222	550,043	220,017	1,870,532	75%	63%
Owen J. Sullivan	475,000	356,250	269,222	550,043	220,017	1,870,532	75%	63%

(1)	The value of equity awards in this table represents the grant date fair value of the equity awards granted in 2012, as computed in accordance with FASB ASC Topic 718.

(2)	Includes annual incentive, stock options, performance share units and restricted stock units.

(3)	Includes annual incentive, stock options and performance share units.

Restricted stock units are used to provide a retention incentive to executive officers as they are payable in stock if the executive remains with the Company through the vesting date, generally three years after the date of grant. The committee believes that restricted stock units directly align the economic interests of our executive officers with those of our shareholders because in order to retain value or increase in value, officers must produce the appropriate results to support or increase the Company’s stock price.

Balancing Short- and Long-Term Compensation

As stated before, the committee believes it is important that compensation fully aligns the interests of management with shareholder value and has designed the Company’s compensation program to motivate our executive officers to contribute to the Company’s long-term performance and success. In order to accomplish this, the committee balances incentive compensation between short- and long-term incentive awards, with a significant portion of incentive compensation based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company. The following chart details how incentive compensation is allocated between short-term (annual incentive) and long-term incentive compensation (stock options, performance share units and restricted stock units) for each of the executive officers.

Positioning Compensation Against the Market

The Company’s practice is to target compensation outcomes generally to the median of compensation paid in the competitive market for target results and to provide maximum award opportunities that approximate the 75th percentile of the competitive market for outstanding results. The Company’s approach to market positioning is not strictly formulaic and some compensation levels or award opportunities may fall above or below the reference points. This approach is embodied in the design of the annual incentive plan and the equity-based awards program, as described below. When setting each component of compensation, the Company takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation including stock options, performance share units and restricted stock units.

Determining the Competitive Market

In determining the competitive market, ManpowerGroup used three main sources in determining compensation for our executive officers in 2012: (1) a subset of the Mercer Core Research Group, a universe of approximately 350 companies in the S&P 500 that Mercer utilizes in its compensation analysis, further customized by Mercer to remove companies that are not comparable to ManpowerGroup, (2) a group of the public companies generally in the staffing industry and (3) position-specific published surveys.

Similar to past years, ManpowerGroup used Mercer’s core research group of companies as the source of compensation data for executives with responsibilities comparable to those at ManpowerGroup. This core research group has 150 companies with representation that mirrors the Fortune 1000. It includes companies with a minimum of approximately $11 billion of revenues and a maximum of approximately $38 billion, with median revenue of $19 billion. Using this group provides a robust basis for assessing the competitive range of compensation for senior executives of companies of ManpowerGroup’s size and complexity and represents a better approach for this assessment than an approach based on a broad market peer group. In addition, when looking for executive talent, we look to large companies, many of which are included in this peer group. A list of the companies included in the peer group used by ManpowerGroup in 2012 is attached as Appendix A-1.

It is difficult for us to find a peer group because of our size and global reach compared to companies in our industry. Our two largest competitors, Randstad and Adecco, are not U.S. based companies, which makes it difficult to find comparable data for them due to different disclosure requirements. Our closest U.S. public competitor had revenue of approximately $5 billion in 2012 compared to our revenue of $20.7 billion. This makes it difficult for us to find a relevant peer group to compare our executive compensation against. In July of 2012, with the assistance of Mercer, we performed an analysis to find a comparable peer group. Based upon the analysis, it was determined there is not a comparable peer group that was robust enough to use. Because of this, we will continue to use a subset of companies from Mercer’s research group, which they have expanded to the full S&P 500, as the source of compensation data for executives with responsibilities comparable to those at ManpowerGroup.

ManpowerGroup also considers data from compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as appropriate and credible sources of compensation data for each executive officer’s position. For the CEO and CFO, their positions were typically compared to companies with revenues between $6 billion and $36 billion. For the executives who are the leaders of ManpowerGroup’s business operating units, their positions are compared with U.S. compensation survey data of similar sized groups and divisions. For executive positions located outside of the U.S., ManpowerGroup also takes into account international (regional and local) compensation survey data as a secondary source in an effort to set compensation that is not only equitable among the members of a global team but also competitive within the global markets where ManpowerGroup competes for talent. However, this international data is not included in the composite percentages shown below for these positions.

As stated previously, ManpowerGroup’s size and global reach relative to other companies in its industry make it difficult to find relevant comparative data on performance and compensation. Because the size and scope of their operations are smaller, the public companies in the industry are not comparable to ManpowerGroup. ManpowerGroup only considers the compensation practices of these staffing industry competitors in designing the compensation packages for the executive officers. However, the committee believes the executive positions at these companies are not comparable in scope and complexity to the executive officer positions at ManpowerGroup. Based on size alone, the average annual revenues of these companies in 2012 was $2.5 billion, with the largest having annual revenues of approximately $5.0 billion, whereas ManpowerGroup’s annual revenues were $20.7 billion in 2012. Therefore, the committee does not believe that the compensation levels paid to executives at these companies provide an appropriate indicator of the competitive market for ManpowerGroup executive officers. A list of the companies in the industry-specific comparator group is attached as Appendix A-2.

The following table illustrates how the total opportunity at target performance for total direct compensation for the CEO and CFO for 2012 compared to the median compensation of executives in similar position taken from the core research group and from the U.S. survey data considered.

Total Direct Compensation

	% In Relation to Median of Competitive Market
Executive Officer	Core Research Group	U.S. Survey Data	Composite
CEO	100%	127%	112%
CFO	123%	164%	140%

For the other executive officers, the following table illustrates how the total opportunity at target performance for total direct compensation for 2012 compared to the median compensation of executives in similar positions taken from the composite of the core research group and U.S. survey data considered.

Total Direct Compensation

% In Relation to Median of Competitive Market
Executive Officer	Core Research Group/ U.S. Survey Data Composite
Darryl Green(1)	86%
Françoise Gri(1)	91%
Hans Leentjes(1)	68%
Jonas Prising	83%
Owen J. Sullivan	95%

(1)	International survey data is also used for these executive officers as a secondary source but not included in the compensation composite. U.S. market data is considered the primary source. This approach takes into consideration the job’s replacement value and that the market for talent for these executives is primarily global, with a secondary consideration given to local cost of labor.

For the CEO, the committee determined the CEO’s target compensation was within a suitable range of the median, given the range of CEO compensation market data is very narrow. For the CFO, the committee determined that his long tenure with the Company, coupled with his significant financial role and broader management role were reasons for which his target compensation was set above the median compensation for the competitive market. For Mr. Leentjes, the committee determined that given Mr. Leentjes was still new to his role, it was appropriate to set his target compensation below the median of the competitive market. For all other executive officers the committee determined their target compensation was within a suitable range of the median.

Assessing Individual Factors

An individual executive officer’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the executive officer’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the executive officer’s historical compensation, and any retention concerns. The committee uses a historical compensation report to review the compensation and benefits provided to each executive officer in connection with its compensation decisions concerning that executive officer.

Determining Compensation Levels

The committee determines the CEO and CFO compensation levels, including establishing and determining the achievement of the annual financial goals and operating objectives for the annual incentives, any salary adjustments, and any equity-based compensation awards, subject to ratification by the board of directors.

Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentive for the other executive officers, with the committee making the final determinations. The committee also determines any salary adjustments or equity-based awards for the other executive officers, based on recommendations of the CEO.

CEO and CFO Determinations

The annual financial goals for the CEO and the CFO are based on EPS and EP for the year. The process begins with collaboration between Mercer and the CFO. Mercer then reviews this outcome with the chairman of the committee who makes a preliminary decision about the goals. The full committee then reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the CEO and CFO, subject to ratification by the board of directors. In determining these goals, the committee considers financial information including historical and projected earnings growth, the prior year financial results and the Company’s expected financial performance for the current year, consulting with management, including financial personnel, and Mercer.

Setting the operating objectives for the CEO and CFO begins with the CEO, who at the beginning of each year recommends to the committee the objectives for both himself and the CFO for the year. The committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans.

At each compensation meeting during the year, the committee reviews the progress the CEO and CFO are making towards the achievement of their financial goals and objectives for the year. After the close of each year, the committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual incentive based on the achievement of the annual objective financial goals and the CEO and CFO’s performance towards each of their annual operating objectives.

The committee usually determines and approves equity awards to the CEO and CFO, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors. The grant date for the awards is the date the committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

As part of the decision making process for the CEO’s compensation matters, any decisions the committee has or ratification the board of directors makes regarding the CEO’s compensation, are done in executive session, without the CEO or other management present.

Determinations for Executive Officers Other Than the CEO and CFO

The process for setting the annual financial goals for the other executive officers begins with the CEO and CFO selecting the objective financial metrics and establishing proposed goals for those selected metrics for each of the executive officers. The EPS metric is used for each executive officer, with the same goals as those used for the CEO and CFO. The CEO and CFO determine the proposed goals and award opportunities for the executive officers’ other objective financial metrics. The committee reviews these recommended financial goals, makes any adjustments it deems appropriate and then approves the financial goals and range of award opportunities, including the weighting of each goal.

At the beginning of each year, the CEO establishes the operating objectives for the other executive officers.

After the close of each year, the committee reviews and approves an award amount for the annual incentive to each executive officer based on achievement of the executive officer’s annual objective financial goals. The CEO determines the amount of any award to each of the executive officers for performance towards each of their annual operating objectives. The CEO presents the recommended award for each executive officer to the committee for its review and approval.

The committee usually determines and approves equity awards to the other executive officers, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification of the board of directors. The CEO recommends to the committee the individual grants for all executive officers other than himself. The committee may make grants to executive officers at other times during the year, as it deems appropriate. The grant date for the awards is the date the committee approves the awards, except the grant date for a new hire ordinarily is the date of hire if such hire date is after the date of committee approval. The exercise price for any options granted is the closing price on the date of grant.

Components of the 2012 Executive Compensation Program

Base Salary

Base salaries for executive officers are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. The CEO’s base salary is materially larger than the next highest paid executive officer because of the complexity of his role, level of responsibility, the flat organizational structure and his overall impact on ManpowerGroup. For 2012, the committee increased the base salary paid to Mr. Leentjes to €319,000 ($413,137 using an exchange rate of 1.2951 (in U.S. Dollars), the rate in effect on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe). None of the other executive officers received an increase in base salary for 2012.

Base salary levels affect the value of the annual incentive awarded to the executive officers because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefit each executive officer may receive is also increased if his or her salary is increased. The value of long-term incentive awards is not determined as a multiple of base salary.

Annual Incentives

Pool Plan

As stated earlier, our shareholders approved The Manpower Inc. Corporate Senior Management Annual Incentive Pool Plan (the “Pool Plan”). The design of the Pool Plan enables the committee to use negative discretion to establish bonuses for our executive officers based on a subjective assessment of the individual’s achievements and the feedback from our CEO about the individual’s performance and overall contribution to the company, while maintaining the ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code.

For 2012, the committee determined the annual incentive awards for the executive officers who were participants under the Pool Plan cannot exceed .75% percent of gross profit. The maximum amount of the individual awards for each participating executive officer will be the lesser of the shareholder approved maximum under the Pool Plan of $5.0 million or a percentage of the gross profit pool as approved by the committee in advance. The total bonus payout to executives cannot exceed 100% of the pool. As CEO, Mr. Joerres can earn 28% of the pool. The remaining pool is allocated as follows: Mr. Van Handel (10%), Mr. Green (6.0%), Mr. Prising (6.0%), and Mr. Sullivan (6%). The remaining 44% is allocated to other executives in the Company. Bonuses payable to Ms. Gri and Mr. Leentjes are not subject to Section 162(m) and therefore they are not participants in the Pool Plan. Within this structure, the committee uses negative discretion to determine bonuses for our executive officers by continuing to use the goals of EPS, EP, AOUP and various operational objectives to calculate the amount payable to each of the executive officers as long as such amounts are less than their allocable share of the pool. Each of the executive officers who was a participant in the Pool Plan for 2012 received a bonus less than their allocable share of the pool.

Underlying Goals

The Company fixes the target outcome for EP and EPS at a number that reflects an annual growth target. This target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. The target growth rate is then adjusted to set a threshold growth rate, which is a level of performance that is below target but still appropriate for some award to be earned, and, to set an outstanding growth rate which is a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items, rather than actual growth. The EP target is then determined based on the earnings growth reflected by the EPS target and consideration of factors relating to the Company’s cost of capital. The other financial metrics under the plan used to determine the annual incentives earned by the other executive officers, are determined in a similar way, taking into consideration the economic conditions and expected financial performance of each individual region, as well as the overall EPS and EP targets. To be clear, these targets are not based on the Company’s financial plan for the year, but rather are determined based on the separate methodology described above. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Annual Incentives — CEO and CFO — The Company believes using EPS as a performance goal keeps the CEO and CFO focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses EP as a performance goal for the CEO and CFO because it measures how effectively our senior management has generated net operating profit after subtracting a capital charge on the total net capital used in the business. Although we are a provider of services, and not a manufacturer of products, our business is still highly capital-intensive. Our requirement for capital arises from the timing characteristics of our business — we typically pay our associates and consultants before we can bill and collect from our clients. Using an EP metric incentivizes our executives to manage our accounts receivable and other capital investments carefully in order to maximize the return on capital deployed. Our metric is structured to reward year-over-year improvement in EP, even where EP may be a negative number during certain portions of the business cycle because of how we calculate the cost of capital.

For 2012, EPS and EP were set based upon the EPS growth rate targets for threshold, target and outstanding performance levels which are as follows:

Goal	Threshold	Target	Outstanding
EPS Growth Rate	-29%	10%	40%

The target growth rate reflects the continuing improvement in the global economic conditions. Correspondingly, the growth target for outstanding performance represents what the committee believes is an appropriate growth rate for outstanding performance. The committee believes the threshold growth rate is the minimum level at which it was appropriate to earn an incentive mainly due to the continued uncertainty in the global economic conditions at the time when setting the targets.

The following table shows the EPS and EP goals established by the committee for 2012, which correspond to the EPS growth targets, along with the weighting of each goal towards the total annual incentive award opportunity:

Goal	Threshold		Target	Outstanding
EPS (weighted 40%)	$2.30		$3.55	$4.55
EP (weighted 40%)	$(95	)MM	$5MM	$80MM

The 2012 operating objectives for the CEO and CFO, which were weighted 20% of the total annual incentive award opportunity, were established by the committee based on the recommendation of the CEO and the committee’s judgment that they were appropriate in the context of the strategic and financial plan of ManpowerGroup. These operating objectives were as follows:

•	Increase brand awareness in Experis, ManpowerGroup Solutions and Innovative Workforce Solutions;

•	Increase Experis gross profit;

•	Improve selling and administrative expenses as a percent of gross profit; and

•	Institute a collaborative work model that increases the organization’s speed of execution while reducing overall costs.

The committee assigned a combined weighting of 80% to the two objective financial goals based on its view that pay should be aligned with financial results and its judgment that the goals largely provide the appropriate incentive for management. The committee believes both EPS and EP are equally important.

The following chart shows the committee’s determination of award opportunities for the annual incentive payable to the CEO as a percentage of 2012 base salary for achieving threshold, target or outstanding results for each measure:

	Threshold	Target	Outstanding
EPS goal	15.0%	60.0%	120.0%
EP goal	15.0%	60.0%	120.0%
Operating Objectives	7.5%	30.0%	60.0%
Total	37.5%	150%	300%

For the CFO, the committee’s determination of award opportunities for annual incentive payable as a percentage of base salary at threshold, target or outstanding results for each measure was as follows:

	Threshold	Target	Outstanding
EPS goal	10.0%	40.0%	80.0%
EP goal	10.0%	40.0%	80.0%
Operating Objectives	5.0%	20.0%	40.0%
Total	25%	100%	200%

The committee considers the competitive market in designing its incentive award levels in the manner described above. The committee also took into account the committee’s objective of emphasizing results-based pay rather than fixed salary. The CEO’s award opportunities are higher than the opportunities for the CFO and the other executive officers as the committee takes into account his broad role with final accountability for ManpowerGroup’s global results.

The determination of achievement of the operating objectives is based on the committee’s subjective judgment and, where applicable, achievement of quantitative measures associated with an operating objective. The committee also takes into account the CEO’s assessment of achievement of these objectives.

The committee determined that the CEO and CFO earned an incentive award for 2012 between threshold and target for both EPS and EP for the year. The committee also approved an incentive award to each of the CEO and CFO based on its determination of the level of performance towards achievement of the operating objectives. Based on these accomplishments, the committee determined to pay 2012 awards as follows:

2012 Annual Incentive Payouts

	Target Award	Actual Award
CEO	$1,800,000	$804,180
CFO	$600,000	$310,060

Annual Incentives — Other Executive Officers — As stated above with respect to the CEO and CFO, using EPS as a performance goal is believed to keep the executive officers focused on producing financial results that align with the interests of shareholders. AOUP was selected as the other metric for executive officers under the annual plan to encourage the other executive officers to increase profitability in their respective business units while also considering the cost of capital for carrying accounts receivable. For Mr. Sullivan, EP was also used as a performance goal because of his global functional responsibilities of oversight of ManpowerGroup’s specialty brands and the global sales organization.

The AOUP goals for the executive officers for 2012 were as follows (in 000’s of USD):

		Threshold	Target	Outstanding
Darryl Green	– AOUP of Asia Pacific region and the Middle East	$18,000	$43,000	$63,000
Francoise Gri	– AOUP of Southern Europe	$(90,000)	$(30,000)	$15,000
Hans Leentjes	– AOUP of Northern Europe	$40,000	$115,000	$170,000
Jonas Prising	– AOUP of the Americas	$(10,000)	$50,000	$100,000
Owen J. Sullivan	– AOUP of Right Management	$(10,000)	$3,000	$15,000

The target level for each goal was determined based on the same methodology as is described above for the targets set for the goals for CEO and CFO.

The EPS targets for the executive officers and the EP targets for Mr. Sullivan are the same as those set for the CEO and CFO, which can be found on page 34.

The operating objectives for the other executive officers for 2012 are summarized as follows:

Darryl Green	–	Increase brand awareness, increase revenues and gross profit growth within certain business lines, improve operating leverage, institute a global initiative.
Francoise Gri	–	Lead a collaborative effort on a new global initiative, increase external communication to promote ManpowerGroup in France, continue work with promoting our positive role in the labor market, establish a strong presence in key markets within Southern Europe and grow new service lines within the Southern Europe Region, institute a global initiative.
Hans Leentjes	–	Reduce ongoing costs of operations, continue to grow certain business lines in the region, increase brand awareness, institute collaborative work model.
Jonas Prising	–	Increase brand awareness, continue to grow certain business lines, increase brand awareness, improve business processes to achieve productivity improvement, lead a global initiative.
Owen J. Sullivan	–	Increase brand awareness, continue to grow certain business lines, lead a global initiative.

The annual incentive payable to the executive officers as a percentage of 2012 base salary for achieving threshold, target or outstanding results for each measure of results were as follows:

Darryl Green, Françoise Gri, Hans Leentjes and Jonas Prising

	Annual Percentage Payment as a Percentage of 2012 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	13.75%	41.25%	82.5%
EPS Goal	5.0%	15.0%	30.0%
Operating Objectives	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

Owen Sullivan

	Annual Incentive Payment as a Percentage of 2012 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	6.25%	18.75%	37.5%
EPS Goal	6.25%	18.75%	37.5%
EP Goal	6.25%	18.75%	37.5%
Operating Objectives	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

All of the executive officers earned an incentive between the threshold and target award for the EPS financial goal for 2012. For the AOUP financial goals for each of the executive officers, Mr. Green and Mr. Sullivan received an incentive between the target and outstanding award level and Ms. Gri and Mr. Prising received an incentive between the threshold and target award level. Mr. Leentjes did not receive an award for his AOUP financial goal as Northern Europe’s AOUP for 2012 did not meet the threshold level. Mr. Sullivan also received an award between threshold and target for the EP goal. The committee, based upon the recommendation of the CEO, approved incentive awards to each of the executive officers that were determined to be appropriate based on the achievement of each executive officer’s operational objectives for the year.

Based on these accomplishments, the committee determined to pay 2012 awards to the other executive officers as follows:

2012 Annual Incentive Payouts

	Target Award	Actual Award
Darryl Green	$356,250	$377,863
Francoise Gri(1)	$433,026	$212,587
Hans Leentjes(2)	$309,852	$88,246
Jonas Prising	$356,250	$194,085
Owen J. Sullivan	$356,250	$277,638

(1)	Ms. Gri’s target award and actual award received have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007, the date Ms. Gri joined ManpowerGroup.

(2)	Mr. Leentjes’ target award and actual award received have been translated at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe.

Long-Term Incentives

Approximately 50% of the long-term incentive grants granted to the executive officers in 2012 were in the form of performance share units, 30% were in the form of stock options and 20% were in the form of restricted stock units. The number of stock options, performance share units and restricted stock units granted to each executive officer are shown in the Grants of Plan Based Awards table.

Consistent with past years, the stock options granted in 2012 vest ratably over a four-year period.

As stated earlier, the committee chose to include restricted stock units to provide a retention incentive to the executive officers as they are only payable in stock if the executive officer remains with the Company through the vesting date. The restricted stock units have a three-year cliff vest.

For 2012, performance share units granted are based on achievement of a pre-established goal for operating profit margin for 2012. Of these performance shares earned in 2012, 50% will vest at the end of 2013 and the remaining 50% will vest at the end of 2014. This approach emphasizes operating profit margin growth recovery after the economic downturn and provides a longer term retention incentive.

The following table shows the goals established by the committee for the 2012 performance period for these performance share units and the associated payout percentage :

	Threshold	Target	Outstanding
Operating Profit Margin in 2012	1.50%	2.30%	3.00%
Payout Percentage	50%	100%	200%

An operating profit “gate” was also established for the performance share units to ensure operating profits margins were achieved without significantly decreasing revenues. If operating profit in 2012 was not at or above the pre-established U.S. Dollar value of $493.0 million, participants could not have received more than 100% of the target level payout regardless of the improvement in operating profit margin.

After conclusion of the 2012 performance period, the committee determined, using the payout table above, that the Company’s operating profit margin was between the threshold and target range. The operating dollar gate was not reached, however since operating profit margin was less than target, the executive officers will receive the performance shares earned regardless of the operating dollar gate. Therefore, the executive officers’ performance share units will be settled in the form of common stock in the following numbers at the end of 2013 and 2014 as long as the executive officers are still employed at the vesting date:

Executive Officer	Performance Share Units Granted (#)	Value at Date of Grant	Performance Payout %	Performance Share Units Earned (#)(1)
Joerres	78,108	3,500,019		74,984
Van Handel	27,896	1,250,020		26,780
Green	12,275	550,043		11,784
Gri	12,275	550,043	96%	11,784
Leentjes	11,159	500,035		10,713
Prising	12,275	550,043		11,784
Sullivan	12,275	550,043		11,784

(1)	50% of the performance shares earned will vest at the end of 2013 and 50% at the end of 2014.

The ultimate value of the performance share units earned is dependent on the stock price at the time of vesting. Therefore, depending on the stock price on the date the executive officers actually receive the shares, the realized long-term value of the performance share units could be either greater or less than the value at the date of grant.

Career Shares and Deferred Compensation Plans

Career shares

The committee selectively grants restricted stock units to the executive officers that vest completely on a single date several years into the future to provide a retention incentive. The committee considers each year whether to make any such grants, to whom to make such grants and the size of such grants. The committee makes these determinations by taking into account what is most appropriate for an executive officer in view of the retention incentive provided by the award and the perceived need to supplement the executive officer’s deferred compensation benefits. There were no career shares granted in 2012.

Nonqualified Savings Plan

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a company match and profit sharing. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts and taxability of the retirement benefits relative to a qualified plan and the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The committee maintains this program in an effort to provide executive officers with reasonably competitive benefits to those in the competitive market.

Dutch Pension Plan

When Mr. Leentjes was promoted to the position of Executive Vice President, President of Northern Europe, he was permitted to continue his participation in the Manpower Management B.V. pension plan applicable to ManpowerGroup employees in the Netherlands. This plan is described in further detail on page 56.

Other Benefits

The executive officers participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level. The benefits are in place to attract and retain the talent needed in the business.

ManpowerGroup reimburses executive officers for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, ManpowerGroup provides memberships in clubs for business entertaining to a limited number of executives. Each executive who is provided such a membership pays the expenses for any personal use of these clubs; however, none of the executive officers used these clubs for personal use in 2012. ManpowerGroup also maintains a broad-based auto program that covers approximately 228 management employees in the U.S., including the U.S.-based executive officers. Pursuant to this program, ManpowerGroup pays 75% of the cost of a leased car for the executive officers based in the U.S. Consistent with local practice in each of the countries in which the other executive officers are located, ManpowerGroup provided Ms. Gri and Mr. Leentjes with a company car and Mr. Green with a car allowance in 2012.

Except in connection with expatriate assignments, as discussed below, ManpowerGroup does not pay tax gross ups to its executive officers on any of the above benefits.

Severance Agreements

To align our executive compensation program with best governance practices within the committee’s philosophy, the committee has eliminated any tax gross up payments to our CEO and CFO and continue to use double triggers in our severance agreements in order for our executive officers to receive benefits during a change in control.

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the executive officers, other than Ms. Gri. These severance agreements are more fully described on page 59. The committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The committee also believes that these agreements benefit ManpowerGroup because they clarify the executive officers terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the committee believes that change of control benefits, if structured appropriately, allow the executive officers to focus on their duties and responsibilities during an acquisition.

Additional Executive Compensation Policies

Stock ownership guidelines

The committee believes that executive officers and other senior executives should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the committee adopted stock ownership guidelines that are based on the stock price and base salary in effect on December 31, 2005. The committee set a goal of five years for these senior executives to attain the targeted ownership levels. During 2011, the company adopted a policy that requires any senior executive that has not met the guidelines to hold 50% of any of the shares received from either exercise or vesting until the guidelines have been met. In 2011, the committee also amended the stock ownership guidelines to be aligned with best practices, changing the type of equity that is included in determining whether the targeted ownership levels have been met. Under the amended guidelines, the committee only takes into account actual shares owned, unvested restricted stock or restricted stock units and unvested performance share units at the threshold level. Previous to 2011, the committee included shares owned and vested stock options. Under the new method, the committee does not consider any stock options or performance share units above the threshold level held by the executive officers. As indicated in the following table, as of December 31, 2012, each of the executive officers had met these guidelines.

Executive Officer	Target as a multiple of salary	Target value($)		Target number of shares(#)	Number of shares held as of December 31, 2012(#)	Status as of December 31, 2012
Jeffrey A. Joerres	5	5,000,000		107,526	423,365	Guideline Met
Michael J. Van Handel	3	1,500,000		32,258	142,996	Guideline Met
Darryl Green	2	850,000	(1)	9,116	47,592	Guideline Met
Francoise Gri	2	1,049,760	(1)	14,212	42,973	Guideline Met
Hans Leentjes	2	751,100	(1)	11,345	14,875	Guideline Met
Jonas Prising	2	700,000		15,053	62,866	Guideline Met
Owen J. Sullivan	2	800,000		17,204	49,351	Guideline Met

(1)	For executive officers that became executive officers after 2005, the target values are based on their respective salaries in effect at the time each became an executive officer and the stock price on the date of hire or promotion.

Clawback Policy

In 2012, the committee adopted a compensation recoupment (“clawback”) policy that is applicable to the members of the Company’s senior management. Under the policy, if the committee determines an employee engaged in intentional misconduct that causes a financial restatement, the committee may require the employee to forfeit any outstanding awards, including cash incentives or equity awards, that were received as a result of the misconduct.

Hedging Policy

ManpowerGroup has adopted a policy prohibiting designated individuals, including the executive officers, from engaging in short-selling of ManpowerGroup securities and buying and selling puts and calls on ManpowerGroup securities without advance approval. To date, no designated individual has requested approval to engage in such a transaction.

Expatriate policies

Part of ManpowerGroup’s executive development strategy includes providing its executives the opportunity to acquire management experience outside of their home country. To facilitate this strategy and to induce the executives to make such a change, ManpowerGroup provides expatriate benefits to its executives that are assigned outside of their home country, which eliminate any tax disadvantages caused by relocation and compensate them for the disruption it causes to them and to their families.

Mr. Prising was provided certain benefits in connection with his assignment to the U.S. to lead ManpowerGroup’s American operations. The assignment agreement provided for benefits related to Mr. Prising’s relocation, including eligibility to participate in an automobile program, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, and tax equalization and tax gross up payments. The initial term of Mr. Prising’s assignment was three years, but the term was extended for an additional two years in December of 2008 and then for one more year in March 2011, extending the benefits until December 31, 2011. Mr. Prising no longer receives these benefits except for tuition, tax preparation and related tax gross up payments which will continue through 2015. Mr. Green also has similar benefits associated with his position leading ManpowerGroup’s Asia-Pacific and Middle East operations, although there is no fixed term for Mr. Green’s agreement.

Realizable Pay

The table below summarizes realizable compensation for Mr. Joerres in 2012 as compared to target compensation. The table does not show the grant date fair value of equity awards granted in 2012, which is shown in the Summary Compensation Table, but instead shows the equity award values for actual earned awards, calculated using the stock price as of December 31, 2012 of $42.44. The value shown for stock options represents the intrinsic value of Mr. Joerres’ grant of stock options in 2012. The difference between the target compensation and the realizable compensation for 2012 demonstrates the effects of our variable pay policies.

Supplemental Table of CEO Realizable Compensation in 2012

	Target Compensation	Total Realizable Compensation
Base Salary	$1,200,000	$1,200,000
Annual Incentive	$1,800,000	$804,180

Total Cash	$3,000,000	$2,004,180

Stock Options	$1,713,145	$0	(1)
RSUs	$1,400,000	$1,325,995
PSUs	$3,500,000	$3,182,321	(2)

Total	$9,613,145	$6,512,496

(1)	Because the stock price of $42.44 as of December 31, 2012 was less than the stock price on February 15, 2012 (the date of grant) of $44.81, there is no intrinsic value of the stock options.

(2)	Mr. Joerres earned 96% of his target grant of performance share units, or 74,984 shares.

Other Material Tax Implications of the Executive Compensation Program

Tax implications for ManpowerGroup

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s CEO and three most highly compensated executive officers (other than the CEO and CFO) in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance share unit awards and certain awards under the Corporate Senior Management Annual Incentive Pool Plan as performance-based compensation for this purpose. However, the committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot assure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Tax implications for executive officers

The committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the executive officers under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the executive officers. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the executive officers limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the executive officer would be greater than the after-tax amount without regard to such limitation.

REPORT OF THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The executive compensation and human resources committee of the board of directors of ManpowerGroup has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

Jack M. Greenberg, Chair

Marc J. Bolland

William Downe

Cari M. Dominguez

Elizabeth P. Sartain

John R. Walter

EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the executive compensation and human resources committee has ever been an officer or employee of ManpowerGroup or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the executive compensation and human resources committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup is located in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us. In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics. In addition, there is an approval process of the various incentive plans in each country, which are approved by the country manager and financial manager in the respective country to ensure the growth metrics are based on company performance.

Our largest and most significant incentive plan in 2012 is the Corporate Senior Management Annual Incentive Pool Plan, which is the plan in which certain of our executive officers participate. The executive compensation and human resources committee has general oversight of this plan and has capped the total incentive payout for each executive. The cap has been set at a level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company. In addition, the committee has established financial metrics for each of the executive officers, which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

Summary Compensation Table

The table below set forth the compensation earned by our paid to our executive officers during the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010. Mr. Leentjes was not an executive officer in fiscal 2010; therefore, in accordance with the SEC’s disclosure rules, information regarding compensation for the years that he was not an executive officer is not included in the table below. All amounts are calculated in accordance with SEC disclosure rules, including amount with respect to our equity compensation plan awards, as further described below.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(4)	Total ($)
Jeffrey A. Joerres	2012	1,200,000	0	4,900,063	1,713,145	804,180	21,369	(3)	153,576	8,792,333
CEO	2011	1,200,000	0	4,900,096	1,779,883	2,900,000	11,921		160,271	10,952,171
	2010	1,000,000	0	2,173,410	3,184,268	2,305,521	9,982		68,517	8,741,698

Michael J. Van Handel	2012	600,000	0	1,750,054	611,835	310,060	23,503	(3)	68,988	3,364,440
CFO	2011	600,000	0	1,750,087	635,682	1,040,800	13,234		79,434	4,119,237
	2010	550,000	0	795,150	1,027,834	845,358	11,134		46,456	3,275,932

Darryl Green(5)	2012	475,000	0	770,060	269,222	377,863	0		514,309	2,406,454
President, ManpowerGroup	2011	475,000	0	1,330,050	483,128	657,638	0		849,887	3,795,703
	2010	425,000	0	318,060	443,379	477,700	0		530,593	2,194,732

Francoise Gri(6),(7)	2012	577,368	0	770,060	266,260	212,587	0		14,442	1,840,717
Former EVP and President, Southern Europe	2011	577,368	0	700,062	232,905	548,268	0		12,786	2,071,389
	2010	524,880	0	318,060	565,394	501,943	0		10,680	1,798,942

Hans Leentjes(8)	2012	413,136	0	700,066	244,737	88,246	213,134	(9)	22,791	1,682,110
EVP and President, Northern Europe	2011	375,579	0	560,049	203,439	326,941	144,610		19,320	1,629,938

Jonas Prising(10)	2012	475,000	0	770,060	269,222	194,085	0		171,527	1,879,894
President, ManpowerGroup	2011	475,000	0	1,700,082	254,273	505,258	0		263,929	3,198,542
	2010	425,000	0	318,060	443,379	585,863	0		258,127	2,030,429

Owen J. Sullivan	2012	475,000	0	770,060	269,222	277,638	0		55,728	1,847,648
EVP and President, Specialty Brands	2011	475,000	0	1,700,082	254,273	473,670	0		55,979	2,959,004
	2010	420,000	0	318,060	443,379	251,370	0		49,759	1,482,568

(1)	The value of stock awards in this table for all years includes the grant date fair value at target for performance share units and, for 2012 and 2011, restricted stock units (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” See page 47 for the breakout in the grant date fair value of performance share units and restricted stock units.

The grant date fair value of the 2012 and 2011 performance share unit awards at the outstanding level for each executive officer was:

Name	2012	2011
Jeffrey A. Joerres	$7,000,039	$7,000,079
Michael J. Van Handel	2,500,040	2,500,086
Darryl Green	1,100,086	1,900,033
Francoise Gri	1,100,086	1,000,088
Hans Leentjes	1,000,068	800,070
Jonas Prising	1,100,086	1,000,088
Owen J. Sullivan	1,100,086	1,000,088

(2)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(3)	Although the amount of benefits for each executive officer under the U.S. pension plans was frozen in 2000, the change in actuarial value is due to the change in actuarial assumptions from year to year, as calculated under the rules governing financial reporting for U.S. pension plans.

(4)	These amounts are described in further detail in the All Other Compensation in 2012 Table.

(5)	Mr. Green served as Executive Vice President, President, Asia Pacific and Middle East until November 15, 2012 when he was appointed President, ManpowerGroup.

(6)	Ms. Gri served as Executive Vice President, President Southern Europe until November 5, 2012. Amounts disclosed in this table reflect payments made to her following such date (e.g., continued salary and her 2012 incentive payment) as Ms. Gri continued to perform transition services as an employee beyond such date.

(7)	Ms. Gri’s annual salary was €440,000. Ms. Gri’s salary and incentive payment were paid in Euros and have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007, the date Ms. Gri joined ManpowerGroup. The amount of all other compensation has been translated at an exchange rate of 1.3193 (in U.S. Dollars), the rate in effect on December 31, 2012. Based on the exchange rate of 1.3193 (in U.S. Dollars), as of December 31, 2012, Ms. Gri’s salary was $580,492 and incentive compensation was $213,737.

(8)	Mr. Leentjes’ annual salary is €319,000. Mr. Leentjes’ salary and incentive payment are paid in Euros and have been translated at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe. The amount of all other compensation has been translated at an exchange rate of 1.3193 (in U.S. Dollars), the rate in effect on December 31, 2012. Based on the exchange rate of 1.3193 (in U.S. Dollars), as of December 31, 2012, Mr. Leenjtes salary was $420,857 and incentive compensation was $89,895.

(9)	The amount of the change in pension value has been translated at an exchange rate of 1.2951(in U.S. Dollars), the rate in effect on January 10, 2011, the date of Mr. Leentjes’ promotion. Based on the exchange rate of 1.3193 (in U.S. Dollars), as of December 31, 2012, Mr. Leentjes’ change in pension value was $217,117. In addition, as described in the Pension Benefits Table on page 55, Mr. Leentjes contributes a portion of his salary towards his pension premium. The amount contributed by Mr. Leentjes in 2012 was $25,151, translated at the January 10, 2011 exchange rate of 1.2951 (in U.S. Dollars), which is included in the change in pension value.

(10)	Mr. Prising served as Executive Vice President, President, Americas until November 15, 2012 when he was appointed President, ManpowerGroup.

All Other Compensation in 2012

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)(2)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(3)	Total Other Compensation ($)
Jeffrey A. Joerres	47,191	(4)	0		0	106,385	153,576
CEO
Michael J. Van Handel	28,072		0		0	40,916	68,988
CFO
Darryl Green	251,149	(5)	263,160	(6)	0	0	514,309
President, ManpowerGroup
Françoise Gri	14,442	(7)	0		0	0	14,442
Former EVP and President, Southern Europe
Hans Leentjes	22,791	(8)	0		0	0	22,791
EVP and President, Northern Europe
Jonas Prising	89,691	(9)	52,429	(10)	0	29,407	171,527
President, ManpowerGroup
Owen J. Sullivan	30,728		0		0	25,000	55,728
EVP and President, Specialty Brands

(1)	Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup.

(2)	Due to the complex nature of calculating these tax reimbursements, in certain cases the amounts are paid to the executive officers one or more years after the income to which they relate was earned by the executive officer.

(3)	These contributions were made by ManpowerGroup on behalf of the executive officers under the terms of the Nonqualified Savings Plan. Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(4)	$31,561 of this amount reflects the lease and maintenance payments associated with Mr. Joerres’ automobile.

(5)	In addition to the amounts described above in footnote (1), this amount reflects tax compliance services of $31,005, a housing allowance of $90,000, a tuition allowance of $40,000 for Mr. Green’s children, and a car allowance of $18,664. These benefits are paid to Mr. Green in connection with his assignment to Asia. The housing, tuition and car allowances have been translated at an exchange rate for Japanese Yen of .008415454 (in U.S. Dollars), which was the average exchange rate in effect between the date he received his offer letter from ManpowerGroup on April 4, 2007 and the date he signed it on April 10, 2007. Based on the exchange rate of .011527 (in U.S. Dollars) as of December 31, 2012, the specific conversions of the amounts mentioned above paid in Japanese Yen included a housing allowance of $123,277, a tuition allowance of $54,784, and a car allowance of $25,566. Also included in this column is airfare for one return trip for his family members to the U.S. of $39,625 and relocation expenses of $31,637, both of which have been translated at the exchange rate for Singapore Dollar of .0818465 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2012.

(6)	$230,205 of this amount reflects the value of the gross up and tax equalization payments paid in 2012 to Mr. Green attributable to compensation he received during 2011. The remaining $32,499 reflects the value of the gross up payments Mr. Green received for taxes on housing and tuition payments during 2012 and has been translated at an exchange rate for Japanese Yen of .011527 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2012.

(7)	In accordance with her employment agreement, Ms. Gri was provided with an automobile and this amount reflects the lease and maintenance payments associated with the automobile. Amounts paid in Euros in this column have been translated at an exchange rate of 1.3193 (in U.S. Dollars), which was the exchange rate in effect on December 31, 2012.

(8)	In accordance with his employment agreement, Mr. Leentjes is provided with an automobile and financial services. This amount reflects the lease and maintenance payments associated with his automobile and the cost of financial services provided to Mr. Leentjes. Amounts paid in Euros in this column have been translated at an exchange rate of 1.3193 (in U.S. Dollars), which was the exchange rate in effect on December 31, 2012.

(9)	In addition to the amounts described above in footnote (1), included in this amount are tax preparation services and tuition payments of $40,333 for Mr. Prising’s children. These benefits are paid to Mr. Prising in connection with his assignment to the U.S.

(10)	$20,137 of this amount reflects tax equalization payments paid in 2012 to Mr. Prising in connection with his assignment to the U.S. attributable to compensation received by him in 2011. The remaining amount reflects the value of the gross up payments Mr. Prising received for taxes on tuition and tax preparation payments during 2012.

Grants of Plan-Based Awards in 2012

	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name & Principal Position			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey A. Joerres	Annual Cash	—	450,000	1,800,000	3,600,000	—	—	—	—	—	—	—
CEO	Incentive	2/15/2012	—	—	—	39,054	78,108	156,216	—	—	—	3,500,019
	2011 Equity	2/15/2012	—	—	—	—	—	—	31,244	—	—	1,400,044
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	106,980	44.81	1,713,145

Michael J. Van Handel	Annual Cash	—	150,000	600,000 1,200,000		—	—	—	—	—	—	—
CFO	Incentive	2/15/2012	—	—	—	13,948	27,896	55,792	—	—	—	1,250,020
	2011 Equity	2/15/2012	—	—	—	—	—	—	11,159	—	—	500,035
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	38,207	44.81	611,835

Darryl Green	Annual Cash	—	118,750	356,250	712,500	—	—	—	—	—	—	—
President,	Incentive	2/15/2012	—	—	—	6,138	12,275	24,550	—	—	—	550,043
ManpowerGroup	2011 Equity	2/15/2012	—	—	—	—	—	—	4,910	—	—	220,017
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	16,812	44.81	269,222

Francoise Gri	Annual Cash	—	144,342	433,026	866,052	—	—	—	—	—	—	—
Former EVP and	Incentive	2/15/2012	—	—	—	6,138	12,275	24,550	—	—	—	550,043
President, Southern	2011 Equity	2/15/2012	—	—	—	—	—	—	4,910	—	—	220,017
Europe	Incentive Plan	3/09/2012	—	—	—	—	—	—	—	16,812	44.18	266,260

Hans Leentjes	Annual Cash	—	103,284	309,852	619,704	—	—	—	—	—	—	—
EVP and President,	Incentive	2/15/2012	—	—	—	5,580	11,159	22,318	—	—	—	500,035
Northern Europe	2011 Equity	2/15/2012	—	—	—	—	—	—	4,464	—	—	200,032
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	15,283	44.81	244,737

Jonas Prising	Annual Cash	—	118,750	356,250	712,500	—	—	—	—	—	—	—
President,	Incentive	2/15/2012	—	—	—	6,138	12,275	24,550	—	—	—	550,043
ManpowerGroup	2011 Equity	2/15/2012	—	—	—	—	—	—	4,910	—	—	220,017
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	16,812	44.81	269,222

Owen J. Sullivan	Annual Cash	—	118,750	356,250	712,500	—	—	—	—	—	—	—
EVP and President,	Incentive	2/15/2012	—	—	—	6,138	12,275	24,550	—	—	—	550,043
Specialty Brands	2011 Equity	2/15/2012	—	—	—	—	—	—	4,910	—	—	220,017
	Incentive Plan	2/15/2012	—	—	—	—	—	—	—	16,812	44.81	269,222

(1)	These amounts represent the threshold, target, and maximum annual cash incentive awards for the executive officers using the scorecard approach the Committee used in exercising negative discretion under the Pool Plan. Prior to any exercise of negative discretion, the maximum amount payable to the named executives under the Pool Plan is the lesser of a shareholder approved maximum of $5.0 million or a percentage of the award pool, which varies by executive officer. See page 33 for the pool allocation for each executive officer.

(2)	These amounts represent the number of performance share units that could be earned for the 2012 performance period.

(3)	Amounts represent the number of restricted stock granted in February 2012.

(4)	These amounts represent the number of shares underlying stock options that were granted in 2012.

(5)	The grant date fair value of stock and option awards granted in 2012 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

Compensation Agreements and Arrangements

ManpowerGroup entered into compensation agreements and severance agreements with the CEO and the CFO in February 2011 that replaced their prior agreements. The term under each of the compensation agreements and severance agreements expires on the first to occur of (1) the date two years after the occurrence of a change of control of ManpowerGroup or (2) February 16, 2014, if no such change of control occurs before February 16, 2014. The severance agreements with the CEO and the CFO are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table. Under the compensation agreements, the CEO and the CFO are entitled to receive a base salary, as may be increased from time to time by ManpowerGroup and each is entitled to receive incentive compensation in accordance with an annual incentive plan approved and administered by the executive compensation and human resources committee. The CEO is entitled to receive an annual base salary of at least $1,200,000 per year, and the CFO is entitled to receive an annual base salary of at least $600,000 per year. The annual incentive plan for the CEO and the CFO is described in further detail in the Compensation Discussion and Analysis included in this proxy statement.

In addition, the CEO and CFO are eligible for all benefits generally available to the senior executives of ManpowerGroup, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits. The compensation agreements also contain nondisclosure provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the two-year period following the termination of the executive’s employment with ManpowerGroup, and nonsolicitation provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the one-year period following the termination of the executive’s employment with ManpowerGroup.

Mr. Sullivan, Mr. Prising, Mr. Green and Mr. Leentjes currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each executive officer are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

In connection with his employment as President, Asia Pacific and the Middle East, ManpowerGroup entered into an agreement with Mr. Green to provide for benefits related to Mr. Green’s appointment in Asia, including a car allowance, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, tax gross ups on these expenses and tax equalization payments.

In connection with her appointment as President of Manpower France SAS, Ms. Gri entered into a compensation agreement with Manpower France Holdings SAS. Under her compensation agreement, she was entitled to receive an annual base salary of €400,000, which was increased from time to time, and she was entitled to receive annual incentive compensation. In addition, under her employment contract, Ms. Gri was entitled to reimbursement of her business expenses, a company car, and a limited number of vacation days. Her employment agreement also contained nondisclosure provisions that were effective during the term of her employment with ManpowerGroup and following the termination of her employment with ManpowerGroup.

In connection with his appointment as President, Northern Europe, ManpowerGroup entered into an employment agreement with Mr. Leentjes in 2011. Under the employment agreement, he is entitled to receive an annual base salary of €290,000, as may be increased from time to time, and he is entitled to receive annual incentive compensation. In addition, under his employment contract, Mr. Leentjes is entitled to reimbursement of his business expenses, a company car, and a limited number of vacation days. During the term of his employment, Mr. Leentjes is entitled to continue his participation in the pension plan of Manpower Management B.V., the pension plan applicable to ManpowerGroup’s employees in the Netherlands. He also has entered into a nondisclosure agreement with ManpowerGroup that is effective during the term of his employment with ManpowerGroup and following the termination of his employment with ManpowerGroup.

2012 Annual Incentive Awards

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2012 Annual Incentive Awards.

For 2012, ManpowerGroup’s EPS was $2.47 (compared to $2.30 at threshold, $3.55 at target and $4.55 at outstanding) and EP was -$81.9 MM (compared to -$95 MM at threshold, $5 MM at target and $80 MM at outstanding).

Jeffrey A. Joerres — 2012 Annual Incentive Calculation

	Performance Level	Percentage of 2012 Salary	Amount Earned
EPS Goal	Above Threshold	21.12%	$253,440
EP Goal	Above Threshold	20.90%	$250,740
Operating Objectives	Above Threshold	25.00%	$300,000
Total Incentive		67.02%	$804,180

Michael J. Van Handel — 2012 Annual Incentive Calculation

	Performance Level	Percentage of 2012 Salary	Amount Earned
EPS Goal	Above Threshold	14.08%	$84,480
EP Goal	Above Threshold	13.93%	$83,580
Operating Objectives	Above Target	23.67%	$142,000
Total Incentive		51.68%	$310,060

Darryl Green — 2012 Annual Incentive Calculation

	Performance Level	Percentage of 2012 Salary	Amount Earned
AOUP of APME Goal	Above Target	54.44%	$258,590
EPS Goal	Above Threshold	6.36%	$30,210
Operating Objectives	At Target	18.75%	$89,063
Total Incentive		79.55%	$377,863

Francoise Gri — 2012 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2012 Salary	Amount Earned
AOUP of Southern Europe Goal	Above Threshold	16.46%	$95,035
EPS Goal	Above Threshold	6.36%	$36,720
Operating Objectives	Above Threshold	14.00%	$80,832
Total Incentive		36.82%	$212,587

(1)	Ms. Gri’s incentive is paid in Euros and has been translated above at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007.

Hans Leentjes — 2012 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2012 Salary	Amount Earned
AOUP of Northern Europe Goal	Below Threshold	0%	$0
EPS Goal	Above Threshold	6.36%	$26,276
Operating Objectives	Above Threshold	15.00%	$61,970
Total Incentive		21.36%	$88,246

(1)	Mr. Leentjes incentive is paid in Euros and has been translated above at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011.

Jonas Prising — 2012 Annual Incentive Calculation

	Performance Level	Percentage of 2012 Salary	Amount Earned
AOUP of America’s Goal	Above Threshold	15.75%	$74,812
EPS Goal	Above Threshold	6.36%	$30,210
Operating Objectives	At Target	18.75%	$89,063
Total Incentive		40.86%	$194,085

Owen J. Sullivan — 2012 Annual Incentive Calculation

	Performance Level	Percentage of 2012 Salary	Amount Earned
AOUP of Right Management Goal	Above Target	23.86%	$113,335
EP Goal	Above Threshold	7.89%	$37,478
EPS Goal	Above Threshold	7.95%	$37,762
Operating Objectives	At Target	18.75%	$89,063
Total Incentive		58.45%	$277,638

Grants Under the 2011 Equity Incentive Plan

Stock options.    ManpowerGroup made grants of stock options to all of the executive officers (other than Ms. Gri) under the 2011 Equity Incentive Plan in February 2012. To comply with certain French laws, the stock option grant to Ms. Gri was made in March 2012. The stock options granted in 2012 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Performance share units.    ManpowerGroup made grants of performance share units to all of the executive officers under the 2011 Equity Incentive Plan in February of 2012. Each executive officer received a performance share unit grant, 96% of which was earned based on the Operating Profit Margin Percentage in 2012. Of these performance shares earned in 2012, 50% vest at the end of 2013 and the remaining 50% vest at the end of 2014 as long as the executive officers continue to be employed by the Company. See page 38 for a description of the goals established by the committee for the 2012 performance share unit grant.

No dividends are paid on the performance share units unless and until actual shares are issued to the executive officer upon the vesting of the performance share units and in such case, dividends would be paid only for record dates occurring after the issuance date. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units.    The restricted stock units granted to the executive officers in 2012 have a three-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares.    ManpowerGroup did not make any grants of career shares in 2012.

Outstanding Equity Awards at December 31, 2012

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jeffrey A. Joerres	35,000	—		—	$31.16	02/18/2013	—		—	—		—
CEO	50,000	—		—	$44.08	02/18/2014	—		—	—		—
	150,000	—		—	$44.37	02/16/2015	—		—	—		—
	130,000	—		—	$52.78	02/14/2016	—		—	—		—
	115,000	—		—	$76.30	02/14/2017	—		—	—		—
	180,000	—		—	$56.64	02/20/2018	—		—	—		—
	187,500	62,500	(4)	—	$30.96	02/17/2019	—		—	—		—
	79,000	79,000	(5)	—	$53.01	02/18/2020	—		—	—		—
	17,384	52,153	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	106,980	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	40,000	(8)	$1,697,600	—		—
	—	—		—	—	—	21,670	(9)	$919,675	—		—
	—	—		—	—	—	31,910	(10)	$1,354,260	—		—
	—	—		—	—	—	—		—	41,196	(14)	$1,748,358
	—	—		—	—	—	—		—	78,108	(15)	$3,314,904

Michael J. Van Handel	13,500	—		—	$31.16	02/18/2013	—		—	—		—
CFO	15,000	—		—	$44.08	02/18/2014	—		—	—		—
	50,000	—		—	$44.37	02/16/2015	—		—	—		—
	45,000	—		—	$52.78	02/14/2016	—		—	—		—
	30,000	—		—	$76.30	02/14/2017	—		—	—		—
	45,000	—		—	$56.64	02/20/2018	—		—	—		—
	60,000	20,000	(4)	—	$30.96	02/17/2019	—		—	—		—
	25,500	25,500	(5)	—	$53.01	02/18/2020	—		—	—		—
	6,208	18,627	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	38,207	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	7,740	(9)	$328,486	—		—
	—	—		—	—	—	11,397	(10)	$483,689	—		—
	—	—		—	—	—	—		—	14,713	(14)	$624,420
	—	—		—	—	—	—		—	27,896	(15)	$1,183,906

Darryl Green	20,000	—		—	$93.24	05/28/2017	—		—	—		—
President, ManpowerGroup	25,000	—		—	$56.64	02/20/2018	—		—	—		—
	10,250	10,250	(4)	—	$30.96	02/17/2019	—		—	—		—
	11,000	11,000	(5)	—	$53.01	02/18/2020	—		—	—		—
	4,718	14,157	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	16,812	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	5,882	(9)	$249,632	—		—
	—	—		—	—	—	5,351	(11)	$227,096	—		—
	—	—		—	—	—	5,015	(10)	$212,837	—		—
	—	—		—	—	—	—		—	11,182	(14)	$474,564
	—	—		—	—	—	—		—	12,275	(15)	$520,951

Françoise Gri	20,000	—		—	$73.86	03/12/2017	—		—	—		—
Former EVP and President, Southern Europe	27,000	—		—	$55.10	03/11/2018	—		—	—		—
	30,750	10,250	(16)	—	$27.99	03/09/2019	—		—	—		—
	13,500	13,500	(17)	—	$55.33	03/08/2020	—		—	—		—
	2,483	7,451	(18)	—	$63.29	03/11/2021	—		—	—		—
	—	16,812	(19)	—	$44.18	03/09/2022	—		—	—		—
	—	—		—	—	—	3,096	(9)	$131,394	—		—
	—	—		—	—	—	5,351	(11)	$227,096	—		—
	—	—		—	—	—	5,015	(10)	$212,837	—		—
	—	—		—	—	—	—		—	5,886	(14)	$249,802
	—	—		—	—	—	—		—	12,275	(15)	$520,951

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Hans Leentjes	1,350	—		—	$44.37	02/16/2015	—		—	—		—
EVP and President,	5,000	—		—	$52.78	02/14/2016	—		—	—		—
Northern Europe	6,000	—		—	$76.30	02/14/2017	—		—	—		—
	6,000	—		—	$56.64	02/20/2018	—		—	—		—
	6,750	2,250	(4)	—	$30.96	02/17/2019	—		—	—		—
	3,500	3,500	(5)	—	$53.01	02/18/2020	—		—	—		—
	1,987	5,961	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	15,283	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	2,477	(9)	$105,124	—		—
	—	—		—	—	—	4,559	(10)	$193,484	—		—
	—	—		—	—	—	—		—	4,709	(14)	$199,850
	—	—		—	—	—	—		—	11,159	(15)	$473,588

Jonas Prising	20,000	—		—	$52.78	02/14/2016	—		—	—		—
President,	24,000	—		—	$76.30	02/14/2017	—		—	—		—
ManpowerGroup	30,000	—		—	$56.64	02/20/2018	—		—	—		—
	17,500	8,750	(4)	—	$30.96	02/17/2019	—		—	—		—
	11,000	11,000	(5)	—	$53.01	02/18/2020	—		—	—		—
	2,483	7,451	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	16,812	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	2,500	(12)	$106,100	—		—
	—	—		—	—	—	2,140	(11)	$90,822	—		—
	—	—		—	—	—	3,096	(9)	$131,394	—		—
	—	—		—	—	—	15,478	(13)	$656,886	—		—
	—	—		—	—	—	5,015	(10)	$212,837	—		—
	—	—		—	—	—	—		—	5,886	(14)	$249,802
	—	—		—	—	—	—		—	12,275	(15)	$520,951

Owen J. Sullivan	10,000	—		—	$42.00	02/24/2014	—		—	—		—
EVP and President,	32,000	—		—	$44.37	02/16/2015	—		—	—		—
Specialty Brands	26,020	—		—	$52.78	02/14/2016	—		—	—		—
	24,000	—		—	$76.30	02/14/2017	—		—	—		—
	24,000	—		—	$56.64	02/20/2018	—		—	—		—
	26,250	8,750	(4)	—	$30.96	02/17/2019	—		—	—		—
	11,000	11,000	(5)	—	$53.01	02/18/2020	—		—	—		—
	2,483	7,451	(6)	—	$67.12	02/16/2021	—		—	—		—
	—	16,812	(7)	—	$44.81	02/15/2022	—		—	—		—
	—	—		—	—	—	2,500	(12)	$106,100	—		—
	—	—		—	—	—	3,096	(9)	$131,394	—		—
	—	—		—	—	—	15,478	(13)	$656,886	—		—
	—	—		—	—	—	5,015	(10)	$212,837	—		—
	—	—		—	—	—	—		—	5,886	(14)	$249,802
	—	—		—	—	—	—		—	12,275	(15)	$520,951

(1)	Represents outstanding grants of restricted stock, restricted stock units or career shares.

(2)	Value based on the closing price of $42.44 on December 31, 2012.

(3)	Represents outstanding grants of performance share units, measured at target levels, except as otherwise provided herein.

(4)	The remaining unvested options vested on February 17, 2013.

(5)	50% of the remaining unvested options vested on February 18, 2013 and the remaining 50% are scheduled to vest February 18, 2014.

(6)	33% of the remaining unvested options vested on February 16, 2013 and 33% of the remaining unvested options are scheduled to vest on each of February 16, 2014 and 2015.

(7)	25% of the unvested options vested on February 15, 2013 and 25% of the remaining unvested options are scheduled to vest on each of February 15, 2014, 2015 and 2016.

(8)	Shares vested on February 20, 2013.

(9)	Restricted stock units scheduled to vest on February 16, 2014.

(10)	Restricted stock units schedules to vest on February 15, 2015.

(11)	Restricted stock units vested on February 17, 2013.

(12)	Restricted stock units scheduled to vest on February 14, 2013.

(13)	Restricted stock units scheduled to vest on February 16, 2016.

(14)	These performance share units represent 50% of the actual shares achieved during the performance period. 50% of the shares vested on December 31, 2012 and the remaining 50% are scheduled to vest on December 31, 2013.

(15)	The committee certified that the performance targets were achieved as of December 31, 2012. The actual number of shares payable, based on the performance results are as follows:

Name	Performance Share Units
Jeffrey A. Joerres	74,984
Michael J. Van Handel	26,780
Darryl Green	11,784
Francoise Gri	11,784
Hans Leentjes	10,713
Jonas Prising	11,784
Owen J. Sullivan	11,784

50% of these performance share units are scheduled to vest on each of December 31, 2013 and 2014 if the service requirements are met as of those dates.

(16)	The remaining unvested options vested on March 9, 2013.

(17)	50% of the remaining unvested options vested on March 8, 2013 and the remaining 50% of the unvested options are scheduled to vest on March 8, 2014.

(18)	33% of the remaining unvested options vested on March 11, 2013 and 33% of the remaining unvested options are scheduled to vest on each of March 11, 2014 and 2015.

(19)	25% of the remaining unvested options vested on March 9, 2013 and 25% of the remaining unvested options are scheduled to vest on each of March 9, 2014, 2015 and 2016.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Joerres CEO	0	0	93,661	4,087,578
Michael J. Van Handel CFO	0	0	21,699	1,202,321
Darryl Green President, ManpowerGroup	0	0	15,199	640,408
Françoise Gri Former EVP and President, Southern Europe	0	0	9,873	428,929
Hans Leentjes EVP and President, Northern Europe	0	0	4,708	196,888
Jonas Prising President, ManpowerGroup	0	0	9,030	389,208
Owen J. Sullivan EVP and President, Specialty Brands	0	0	9,030	389,208

Pension Benefits in 2012

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Jeffrey A. Joerres CEO	U.S. Pension Plans	7	103,129		—
Michael J. Van Handel CFO	U.S. Pension Plans	11	115,190		—
Darryl Green President, ManpowerGroup	N/A	—	—		—
Françoise Gri Former EVP and President, Southern Europe	N/A	—	—		—
Hans Leentjes EVP and President, Northern Europe	Dutch Pension Scheme	7.8	577,097	(2)	—
Jonas Prising President, ManpowerGroup	N/A	—	—		—
Owen J. Sullivan EVP and President, Specialty Brands	N/A	—	—		—

(1)	For Mr. Joerres and Mr. Van Handel, present value has been calculated as of December 31, 2012 assuming a 3.85% discount rate and retirement occurring at age 65, as well as applying the 2013 Static Mortality Table for Annuitants and Non-Annuitants, as required for plan financial reporting purposes. For Mr. Leentjes, present value has been calculated as of December 31, 2012 assuming a 4.00% discount rate and retirement occurring at age 63, as well as applying the AG Prognosetafel 2010-2062 Mortality Table, as required for plan financial reporting purposes.

(2)

Mr. Leentjes will receive his pension value in Euros, and the accumulated benefit above has been translated at an exchange rate of 1.2951 (in U.S. Dollars), the exchange rate on January 10, 2011, the rate in effect on the date of Mr. Leentjes’ promotion. While much of the pension benefit has been funded by ManpowerGroup and its Dutch subsidiary, Manpower Management B.V., Mr. Leentjes has also funded a portion of the benefit from his salary. In 2012, Mr. Leentjes contributed $25,151, translated at a rate of 1.2951, the exchange rate on January 10, 2011, of his salary towards this pension benefit.

U.S. pension plans.    ManpowerGroup maintains both a qualified, noncontributory defined benefit pension plan for U.S. employees, as well as a nonqualified, noncontributory, defined benefit deferred compensation plan for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. Together, both plans are referred to collectively as the “U.S. pension plans.” The U.S. pension plans were frozen as of February 29, 2000 and all benefits under the U.S. pension plans became fully vested. The CEO and CFO are each entitled to pension benefits under the U.S. pension plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65 (with five years of service), or earlier upon termination if the participant has reached age 55 and has had 20 years of service with ManpowerGroup. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years as of February 29, 2000, for employees who had not retired as of February 29, 2000 or (ii) $261,664. Compensation covered by the U.S. pension plans is base salary.

Currently, none of the executive officers are eligible for early retirement under the U.S. pension plans. The early retirement benefit under the U.S. pension plans is the normal retirement benefit, reduced by 5/12 of 1% for each month that the participant retired prior to his normal retirement age.

Dutch Pension Plan.    Mr. Leentjes participates in the pension plan of Manpower Management B.V., the pension plan applicable to ManpowerGroup’s employees in the Netherlands. The pension plan is a contributory defined benefit pension plan for ManpowerGroup employees in the Netherlands. Under the plan, a pension is payable to Mr. Leentjes at age 63, continuing until his death. The annual pension benefit is based on years of credited service, multiplied by 1.95% of the Mr. Leentjes’s “pensionable salary.” Pensionable salary, for Mr. Leentjes, is his annual base salary, less an annual set-off based on the Netherlands state pension amount (€19,420, or $25,151 in 2012, ). In addition, the accrued pension benefit under the plan is annually increased based on a cost of living adjustment, as determined year to year pursuant to the collective bargaining agreement in place for employees of the temporary employment industry in the Netherlands, but in no event more than 2% per year.

To fund the pension benefits under the plan, ManpowerGroup pays an annual premium to the pension provider based on the projected benefits payable under the plan. The amount of this premium fluctuates each year based on the projected benefits payable under the plan. Mr. Leentjes contributes 6% of his “pensionable salary” each year towards the payment of the premium which funds his benefit, which is the same percentage of pensionable salary that is required to be paid by all ManpowerGroup employees who participate in the plan. ManpowerGroup funds the remainder of the applicable premium applicable to Mr. Leentjes’ pension. Mr. Leentjes is fully vested in his accrued pension benefit under the plan.

Nonqualified Deferred Compensation in 2012

Name & Principal Position	Plan	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(2)
Jeffrey A. Joerres	NQSP	246,000	106,385	510,159	0	3,871,730
CEO	PBDC	0	0	33,167	0	1,185,996
Michael J. Van Handel	NQSP	98,448	40,916	210,303	0	1,561,075
CFO	PBDC	0	0	17,383	0	621,577
Darryl Green	NQSP	0	0	533	0	4,586
President, ManpowerGroup
Françoise Gri	N/A	0	0	0	0	0
Former EVP and President, Southern Europe
Hans Leentjes	N/A	0	0	0	0	0
EVP and President, Northern Europe
Jonas Prising	NQSP	172,301	29,408	134,587	0	1,061,748
President, ManpowerGroup
Owen J. Sullivan	NQSP	50,000	25,000	87,212	0	775,020
EVP and CEO, Right Management	PBDC	0	0	13,247	0	473,684

(1)	These amounts reflect contributions made by the executive officers from their 2012 salary, which amounts were also included in the salary column for each executive officer in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2011 annual incentive, which was disclosed in the 2011 Summary Compensation Table: Mr. Joerres — $174,000; Mr. Van Handel — $62,448; Mr. Prising — $101,052 and Mr. Sullivan — $28,420.

(2)	Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2012 or prior to 2012: Mr. Joerres — $2,680,754; Mr. Van Handel — $1,086,988; Mr. Sullivan — $548,402; Mr. Prising — $881,581; and Mr. Green — $4,250. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming a executive officer, and any company contributions prior to the executive becoming an executive officer. Of the amounts disclosed in this column for the Performance-Based Deferred Compensation Plan, the following amounts were previously reported in the Summary Compensation Table in either 2004 or 2005: Mr. Joerres — $873,190; and Mr. Van Handel — $457,638. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Performance-Based Deferred Compensation Plan reflect earnings on the contributions and, with regard to Mr. Sullivan, company contributions prior to Mr. Sullivan becoming an executive officer.

Nonqualified Deferred Compensation in 2012

Nonqualified Savings Plan.    Pursuant to the Nonqualified Savings Plan, certain executives, including the CEO, CFO, Mr. Sullivan, Mr. Prising, and Mr. Green may defer a portion of their salary and incentive awards. Salary deferral elections must be made by the executive officers before December 31 of the year prior to the year in which it will be earned. Incentive deferral elections are made by the executive officers in June of each year for the incentive they will earn during such year. The executive officers are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan. Pursuant to the plan, the executive officers, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. In addition, pursuant to the plan, ManpowerGroup may make a discretionary profit sharing contribution to participants in the plan. During 2012, ManpowerGroup did not make a profit sharing contribution to the plan. ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and profit sharing contributions) are not fully vested until a participant has at least five years of credited service with ManpowerGroup. All of the executive officers who participate in the plan were fully vested in their matching contributions and profit sharing contributions as of December 31, 2012.

The investment alternatives available to the executive officers under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2012.

Name of Fund	Annual Return
Fidelity Contrafund	16.26%
Fidelity Spartan U.S. Equity Index	15.96%
T. Rowe Price Institutional Large Cap Value	17.85%
Fidelity Spartan Extended Market Index	18.05%
Lord Abbott Small Cap Value	10.91%
TimesSquare Small Cap Growth	12.95%
Dodge & Cox International Stock	21.03%
Fidelity Freedom 2000 Fund	6.42%
Fidelity Freedom 2005 Fund	8.82%
Fidelity Freedom 2010 Fund	10.43%
Fidelity Freedom 2015 Fund	10.68%
Fidelity Freedom 2020 Fund	11.77%
Fidelity Freedom 2025 Fund	13.15%
Fidelity Freedom 2030 Fund	13.47%
Fidelity Freedom 2035 Fund	14.45%
Fidelity Freedom 2040 Fund	14.53%
Fidelity Freedom 2045 Fund	14.79%
Fidelity Freedom 2050 Fund	15.06%
Fidelity Freedom 2055 Fund	15.32%
Fidelity Freedom Income Fund	6.40%
Fidelity Short Term Bond	2.37%
Vanguard Total Bond Market Index Fund	4.18%
Fidelity Retirement Money Market	.01%

Benefits paid under the Nonqualified Savings Plan will be paid to the executive officers upon their termination of employment, either in a lump sum, in five annual installments or in ten annual installments, as elected by the executive officers in accordance with the plan rules.

Performance-Based Deferred Compensation Plan.    The CEO, CFO, and Mr. Sullivan each have participated in the Senior Management Performance-Based Deferred Compensation Plan, earning deferred compensation upon the achievement of earnings per share and economic profit goals in 2004 and 2005. Though the plan was frozen in February 2006, the executives will continue to accrue earnings on such amounts in accordance with the plan. Specifically, the plan allows the executive compensation and human resources committee to determine the rate of return from time to time. Currently, the rate of return is equal to the effective yield on ten-year Treasury notes plus 100 basis points at the beginning of each year. A detailed discussion regarding the vesting conditions that will entitle an executive to benefits under this plan can be found in the narrative accompanying the Post-Termination Benefits and Change of Control Tables below. Participants will receive any vested benefits under this plan upon their termination of employment, payable in cash or shares of ManpowerGroup’s common stock (in ManpowerGroup’s sole discretion), in a lump sum or in such number of annual installments (between five and fifteen) as elected by the participant in accordance with the plan rules. Upon a change of control, the participants receive a distribution of such benefits in a lump sum at such time.

Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the executive officers other than Ms. Gri. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, a number of the equity grants and benefit plans in which the executive officers are participants contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon the voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. The tables which follow the descriptions of these arrangements illustrate the amount of enhanced benefits the executive officers would receive under all such arrangements if their employment had been terminated on December 31, 2012 for the reasons specified within the tables or upon a change of control of ManpowerGroup on such date. The tables do not illustrate the value of any vested benefits which are payable to the executive officers upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan or Performance-Based Deferred Compensation Plan), nor do they illustrate the value of any enhanced benefits upon retirement of an executive officer, as none of the executive officers were eligible for retirement treatment as of December 31, 2012 with respect to any of their unvested benefits. The tables below assume that in a “change of control,” the acquiring or surviving company would have assumed all unvested equity awards.

Severance agreements.    Under the severance agreements, upon the involuntary termination of the executive officer’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the executive officer for good reason (as described below), the executive officer is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2-1/2 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other executive officers. In the event an executive officer’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of his base salary and annual incentive, while the severance payment to all of the other executive officers is equal to two times the sum of his salary and annual incentive. The cap described above for the CEO and the CFO does not apply in the event of a change of control. All severance payments under the executive officers’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the executive officer’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement, and generally includes: a material reduction in the executive officer’s duties; a material reduction in the executive officer’s base salary or incentive bonus opportunity; or relocation to a new principal office that is in excess of 50 miles from the executive officer’s prior principal office.

Under the severance agreements, the executive officers are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason. The CEO’s and CFO’s non-competition agreements do not provide for this exception, such that the CEO and CFO are bound for the one-year period following the termination of their employment for any reason.

Under the severance agreements, upon the executive officer’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the executive officer, the executive officers are entitled to receive a prorated incentive for the year in which termination occurs. Similarly, for severance agreements entered into in February 2011 or later, if a termination occurs within the two-year period following a change of control or during a protected period, the executive officers are entitled to receive a prorated target incentive for the year in which termination occurs (or, in the case of Mr. Green, a full target incentive for the year in which termination occurs since his severance agreement was entered into prior to February 2011). In addition, for all executive officers covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the executive officers and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the executive officers and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the executive officer’s employment (other than for cause) or a voluntary termination of the executive officer’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the executive officer’s termination. This benefit is not included in the CEO’s and CFO’s agreements.

In 2012, ManpowerGroup entered into severance agreements with Mr. Prising and Mr. Sullivan which replaced their prior severance agreements which were set to expire during 2012. The new severance agreements for Mr. Prising and Mr. Sullivan are in substantially the same form as the severance agreements they replaced, except that the bonus payments for certain terminations are prorated for the year in which the termination occurred, in the manner described in the previous paragraph. Previously, Mr. Prising and Mr. Sullivan were entitled to receive their target annual incentive after certain terminations.

Ms. Gri announced her resignation and terminated her duties as Executive Vice President and President, Southern Europe on November 5, 2012. In connection with her resignation and in lieu of any other benefits to which she may have been entitled under French law, ManpowerGroup and Ms. Gri agreed to continue Ms. Gri’s employment contract until March 15, 2013, during which period she was and is required to actively participate in and support the transition of her duties to her successors. Ms. Gri continues to receive her base salary during this period and she retained her right to her annual incentive for 2012. In addition, Ms. Gri continues to vest in her outstanding equity awards through the expiration of her employment contract on March 15, 2013. Ms. Gri remains bound by the nondisclosure provisions in her employment contract even after her termination of employment. There is no table below illustrating the potential amount of benefits payable to Ms. Gri in the event of a termination or change of control as she terminated her duties as an executive officer prior to December 31, 2012.

Stock options.    Each of the executive officers holds unvested stock options granted under the 2003 Equity Incentive Plan and under the 2011 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the executive officers, unvested options immediately vest upon the executive officer’s death or disability. Furthermore, upon a change of control where the options are converted on a tax free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the executive officer’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options over the acquirer’s shares on a tax free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the executive officer’s severance agreements. Under the terms of the stock option agreements entered into with each of the executive officers in 2012, unvested options also immediately vest upon the executive officer’s “retirement.” Here, retirement means the termination of the executive officer’s employment on or after age 55 and the executive officer has completed 10 years of service with ManpowerGroup.

Restricted stock units and career shares.    As of December 31, 2012, the executive officers held unvested restricted stock units or career shares (restricted stock or restricted stock units that vest completely on a single date several years into the future, for example, four, five or six years) granted under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan. An executive officer will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to death or disability or upon the executive officer’s termination of employment due to “retirement.” Here, “retirement” means the termination of the executive officer’s employment on or after age 55 and the executive officer has completed 10 years of service with ManpowerGroup, except for the grant of career shares in 2011 to Messrs. Prising and Sullivan, where “retirement” means a termination of employment after the executive officer has reached age 65 and completed 20 years of service with ManpowerGroup. Upon a change of control, the restricted stock units or career shares shall vest according to the same terms as described above for stock options, except for the career shares Messrs. Sullivan and Prising in 2007 (which recently vested in February 2013), which do not receive any special treatment upon a change of control.

For all career shares, in the event of the executive officer’s involuntary termination of employment (other than for cause) or a voluntary termination for good reason, the executive officer will become vested in a pro rata number of shares based upon the number of days that have elapsed during the vesting period prior to such a termination of employment. Cause and good reason generally have the same meaning as in the executive officer’s severance agreements.

Performance share units.    All executive officers received grants of performance share units in 2011 and 2012. Under both grants, upon an executive officer’s termination of employment due to “retirement,” (here, defined as the termination of the executive officer’s employment on or after age 55 and the executive officer has completed 10 years of service with ManpowerGroup), the executive officer would be entitled to receive a pro rata number of shares based on the actual results at the end of 2011 (prorated based on the number of days elapsed after the agreement date and during the applicable service periods ending in each of 2012 and 2013). Upon the death or disability of an executive officer during the performance period, the executive officer is entitled to receive the target amount shares. Upon the death or disability of an executive officer after the performance period but before the performance share units have vested, the executive officer is entitled to receive the number of shares earned based on the actual results at the end of the performance period.

In the event of a change of control of ManpowerGroup, for the 2011 grants, if such a change of control were to occur in 2012 or 2013, if the executive officer’s employment were terminated prior to the end of the vesting periods for such awards, either by the ManpowerGroup other than for cause or by the executive officer for good reason, the executive officer is entitled to receive the number of shares based on the actual results at the end of the 2011 performance period. For grants of performance share units made in 2012, if a change of control were to occur during the performance period or during the vesting periods thereafter, if the executive officer’s employment were terminated prior to the end of the vesting period for such awards, the executive officer would be entitled to accelerated vesting of any unpaid performance share units, where the total number of shares payable under the award will be based on either the actual performance at the end of performance period, or, if the change of control were to occur prior to the end of the performance period, based on an amount determined by the committee.

Performance-Based Deferred Compensation Plan.    The benefits payable to the CEO and certain other executive officers under the Senior Management Performance-Based Deferred Compensation Plan that was frozen in February 2006 vest upon a change of control, upon an executive officer’s “retirement” or early retirement, as determined by the Committee, or upon an executive officer’s termination of employment due to death or disability. For purposes of this plan, “retirement” means an executive officer has reached age 62 or has reached age 50 and has completed 15 years of service with ManpowerGroup. The CEO and CFO were fully vested in their benefits under this plan in 2012 by virtue of having reached age 50 and completed 15 years of service and, therefore, would not receive any enhanced benefit upon their death or disability or a change of control of ManpowerGroup.

Nonqualified Savings Plan.    The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means an executive officer terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the executive officer will not perform services for any competitor of ManpowerGroup. The CEO and each of the other executive officers that participate in this plan are already fully vested in their benefits under this plan and therefore, would not receive any enhanced benefit upon their death, disability or retirement.

Post-Termination and Change of Control Benefits

Jeffrey A. Joerres, CEO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination)(2) ($)	For Cause($)	Voluntary($)

Severance Payment(3)	n/a	n/a	3,000,000	9,000,000	n/a	n/a
Prorated Incentive(4)	1,800,000	1,800,000	864,180	1,800,000	n/a	n/a
Options(5)	717,500	717,500	n/a	717,500	n/a	n/a
Performance Share Units(6)	6,811,577	6,811,577	n/a	6,678,981	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	3,971,535	3,971,535	1,649,283	3,971,535	n/a	n/a
Health Benefits	n/a	n/a	16,515	25,309	n/a	n/a

Totals	13,300,612	13,300,612	5,529,978	22,193,325	0	0

(1)	The term of the CEO’s current severance agreement expires on February 16, 2014.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under the CEO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $1,200,000) and his target bonus for the year of the termination (here, $1,800,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to the CEO under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for the CEO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by the CEO on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock and restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44).

Post-Termination and Change of Control Benefits

Michael J. Van Handel, CFO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination)(2)($)	For Cause($)	Voluntary($)
Severance Payment(3)	n/a	n/a	1,200,000	3,600,000	n/a	n/a
Prorated Incentive(4)	600,000	600,000	288,060	600,000	n/a	n/a
Options(5)	229,600	229,600	229,600	229,600	n/a	n/a
Performance Share Units(6)	2,432,746	2,432,746	n/a	2,385,389	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	812,174	812,174	n/a	812,174	n/a	n/a
Health Benefits	n/a	n/a	16,851	25,823	n/a	n/a

Totals	4,074,520	4,074,520	1,734,511	7,652,987	0	0

(1)	The term of the CFO’s current severance agreement expires on February 16, 2014.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under the CFO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $600,000) and his target incentive (here, $600,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to the CFO under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for the CFO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by the CFO on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44) .

Post-Termination and Change of Control Benefits

Darryl Green, President, ManpowerGroup(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination)(2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	n/a	n/a	831,250	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	377,863	356,250	n/a	n/a
Options(5)	117,670	117,670	n/a	117,670	n/a	n/a
Performance Share Units(6)	1,470,037	1,470,037	n/a	1,449,199	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	689,565	689,565	219,635	689,565	n/a	n/a
Health Benefits	n/a	n/a	16,231	24,873	n/a	n/a
Outplacement	n/a	n/a	25,000	25,000	n/a	n/a

Totals	2,633,522	2,633,522	1,469,979	4,325,057	0	0

(1)	The term of Mr. Green’s severance agreement expires on August 1, 2013.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Green’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by Mr. Green on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44).

Post-Termination and Change of Control Benefits

Hans Leentjes, EVP and President, Northern Europe(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	n/a	n/a	722,990	1,445,979	n/a	n/a
Prorated Incentive(4)	309,853	309,853	294,360	309,853	n/a	n/a
Options(5)	25,830	25,830	n/a	25,830	n/a	n/a
Performance Share Units(6)	873,245	873,245	n/a	854,302	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	298,608	298,608	—	298,608	n/a	n/a
Outplacement	n/a	n/a	25,000	25,000	n/a	n/a

Totals	1,507,536	1,507,536	1,042,350	2,959,572	0	0

(1)	The term of Mr. Leentjes’ severance agreement expires on February 16, 2014.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Leentjes’ severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, €319,000) and his target annual incentive for the fiscal year in which the termination occurs (here, €239,250). Both of these figures have been translated at an exchange rate of 1.2951 (in U.S. Dollars). This is the exchange rate used for the Summary Compensation Table and reflects the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe. In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by Mr. Leentjes on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44).

Post-Termination and Change of Control Benefits

Jonas Prising, President, ManpowerGroup(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination)(2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	n/a	n/a	831,250	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	194,085	356,250	n/a	n/a
Options(5)	100,450	100,450	n/a	100,450	n/a	n/a
Performance Share Units(6)	1,020,512	1,020,512	n/a	999,674	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	1,198,039	1,198,039	499,295	1,195,860	n/a	n/a
Health Benefits	n/a	n/a	14,187	21,741	n/a	n/a
Outplacement	n/a	n/a	25,000	25,000	n/a	n/a

Totals	2,675,251	2,675,251	1,563,817	4,361,475	0	0

(1)	The term of Mr. Prising’s severance agreement expires on May 11, 2015.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and a prorated annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by Mr. Prising on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44).

Post-Termination and Change of Control Benefits

Owen J. Sullivan, EVP and President, Specialty Brands(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	831,250	n/a	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	239,875	n/a	356,250	n/a	n/a
Options(5)	100,450	100,450	n/a		100,450	n/a	n/a
Performance Share Units(6)	1,020,512	1,020,512	n/a		999,674	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	1,107,217	1,107,217	411,457		1,001,117	n/a	n/a
Health Benefits	n/a	n/a	17,750	n/a	27,202	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a
Performance Based Deferred Compensation	473,684	473,684	n/a	473,684	n/a	n/a	n/a

Totals	3,058,113	3,058,113	1,525,332	473,684	4,172,193	0	0

(1)	The term of Mr. Sullivan’s severance agreement expires on September 6, 2015.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double-trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned.

(3)	The amount of the severance payment under Mr. Sullivan’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and his prorated target annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2012 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2012. Note that an incentive amount has also been reported as 2012 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2012 ($42.44) and the exercise price of each unvested stock option held by Mr. Sullivan on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2011 and 2012 grants) using the closing stock price on December 31, 2012 ($42.44). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2011 and 2012. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2011 and the target award for 2012. Although 50 percent of the performance share units granted in 2011 vested on December 31, 2012, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2012, immediately before vesting, and includes the 50 percent that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2012 ($42.44).

Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Marc J. Bolland	8,000	182,985	190,985
Gina R. Boswell	89,000	105,000	194,000
Cari M. Dominguez	82,000	107,541	189,541
William Downe	9,000	184,397	193,397
Jack M. Greenberg	106,000	106,372	212,372
Patricia Hemingway Hall	83,000	108,469	191,469
Terry A. Hueneke	83,000	107,783	190,783
Roberto Mendoza	83,000	113,673	196,673
Ulice Payne, Jr.	89,000	108,994	197,994
Elizabeth P. Sartain.	84,000	106,735	190,735
John R. Walter	104,500	115,932	220,432
Edward J. Zore	61,000	153,631	214,631

(1)	Reflects deferred stock and restricted stock granted under our 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Mr. Bolland, $105,000 attributable to the annual grant of restricted stock (2,937 shares), $75,000 attributable to deferred stock granted in lieu of 100% of the annual retainer (1,859 shares) and $2,985 attributable to deferred stock issued in lieu of dividends (74 shares) in 2012.

For Ms. Boswell, $105,000 attributable to the annual grant of restricted stock (2,937 shares) in 2012.

For Ms. Dominguez, $105,000 attributable to the annual grant of deferred stock (2,937 shares) and $2,541 attributable to deferred stock issued in lieu of dividends (63 shares) in 2012.

For Mr. Downe, $105,000 attributable to the annual grant of deferred stock (2,937 shares), $75,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,859 shares) and $4,397 attributable to deferred stock issued in lieu of dividends (109 shares) in 2012.

For Mr. Greenberg, $105,000 attributable to the annual grant of restricted stock (2,937 shares) and $1,372 attributable to deferred stock issued in lieu of dividends (34 shares) in 2012.

For Ms. Hemingway Hall, $105,000 attributable to the annual grant of deferred stock (2,937 shares) and $3,469 attributable to deferred stock issued in lieu of dividends (86 shares) in 2012.

For Mr. Hueneke, $105,000 attributable to the annual grant of restricted stock (2,937 shares), and $2,783 attributable to deferred stock issued in lieu of dividends (69 shares) in 2012.

For Mr. Mendoza, $105,000 attributable to the annual grant of deferred stock (2,937 shares), and $8,673 attributable to deferred stock issued in lieu of dividends (215 shares) in 2012.

For Mr. Payne, $105,000 attributable to the annual grant of deferred stock (2,937 shares) and $3,994 attributable to deferred stock issued in lieu of dividends (99 shares) in 2012.

For Ms. Sartain, $105,000 attributable to the annual grant of restricted stock (2,937 shares) and $1,735 attributable to deferred stock issued in lieu of dividends (43 shares) in 2012.

For Mr. Walter, $105,000 attributable to the annual grant of restricted stock (2,937 shares) and $10,932 attributable to deferred stock issued in lieu of dividends (271 shares) in 2012.

For Mr. Zore, $105,000 attributable to the annual grant of restricted stock (2,937 shares), $45,000 attributable to deferred stock granted in lieu of 50% of his annual retainer (1,116 shares) and $3,631 attributable to deferred stock issued in lieu of dividends (90 shares) in 2012.

As of December 31, 2012, the aggregate number of shares of deferred stock held by the non-employee directors was as follows: Mr. Bolland — 3,455; Ms. Boswell — 0; Ms. Dominguez — 2,937; Mr. Downe — 5,064; Mr. Greenberg — 1,586; Ms. Hemingway Hall — 3,995; Mr. Hueneke — 3,244; Mr. Mendoza —10,682; Mr. Payne — 4,629; Ms. Sartain — 2,026; Mr. Walter — 12,695; and Mr. Zore — 4,256. All such shares of deferred stock were fully vested as of December 31, 2012. All shares of restricted stock granted to the non-employee directors in 2012 were fully vested as of December 31, 2012.

The board of directors has approved the compensation arrangement for non-employee directors described below. Non-employee directors are paid a cash retainer equal to $75,000 per year. Non-employee directors are paid $2,000 per committee meeting attended in person, and $1,000 per committee meeting attended telephonically. The chairs of the audit committee and the executive compensation and human resources committee are each paid an additional annual retainer of $15,000 per year and the chair of the nominating and governance committee is paid an additional annual retainer of $12,500 per year. In addition, each director is reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Except as described below, non-employee directors may elect to receive deferred stock under the 2011 Equity Incentive Plan in lieu of their annual cash retainer (but not in lieu of the cash meeting fees). Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2012, Mr. Bolland and Mr. Downe elected to accept deferred stock in lieu of 100% of the annual cash retainer to which they were otherwise entitled and Mr. Zore elected to accept deferred stock in lieu of 50% of the annual cash retainer to which he was otherwise entitled.

Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earliest of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director receives an annual grant of deferred stock. The grant is effective on the first day of each year, and the number of shares granted equal $105,000 divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day of the preceding year, or 2,937 shares of deferred stock for 2012. Such deferred stock vests in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earliest of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors. The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the committee recommended and the board of directors approved stock ownership guidelines for the non-employee directors effective on January 1, 2006. Non-employee directors are expected to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the annual cash retainer ($60,000 at January 1, 2006, for a total guideline of $300,000) by January 1, 2009 for directors in office as of January 1, 2006, and by the third anniversary of the date of appointment for directors appointed after January 1, 2006. On December 12, 2011, the nominating and governance committee approved an amendment to the stock ownership guidelines for non-employee directors to reflect the increase in the annual cash retainer that became effective on February 16, 2011, increasing the total stock ownership guideline to $375,000 ($75,000 x 5). This resulted in an increase in the number of shares required to be owned by each non-employee director that was a director as of February 16, 2011 of 1,181 shares. Any current director as of February 16, 2011 who had not met the new guidelines will have an additional year from the date of their appointment to meet the new guideline. For all directors who became directors after February 16, 2011, including Mr. Downe and Ms. Hemingway Hall, the total guideline is $375,000 and each director has four years from the date of appointment to meet the guideline. In determining whether targeted ownership levels have been met, the committee will not take into account unexercised options. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines.

Director	Target Number of shares(1) (#)	Number of shares held(2) (#)		Value of shares(3)	Target Date to Satisfy Guidelines
Marc J. Bolland	7,633	18,450	(4)	$783,018	Guidelines Satisfied
Gina R. Boswell	5,219	12,298	(5)	$521,927	Guidelines Satisfied
Cari M. Dominguez	4,442	10,176	(6)	$431,869	Guidelines Satisfied
William Downe	6,134	13,032	(7)	$553,078	Guidelines Satisfied
Jack M. Greenberg	7,633	16,746	(8)	$710,700	Guidelines Satisfied
Patricia Hemingway Hall	6,134	4,081	(9)	$173,198	5/3/15
Terry A. Hueneke	7,633	19,697	(10)	$835,941	Guidelines Satisfied
Roberto Mendoza	8,143	10,897	(11)	$462,469	Guidelines Satisfied
Ulice Payne, Jr.	5,195	11,754	(12)	$498,840	Guidelines Satisfied
Elizabeth P. Sartain	8,240	7,523	(13)	$319,276	8/03/14
John R. Walter	7,633	13,001	(14)	$551,762	Guidelines Satisfied
Edward J. Zore	7,633	41,327	(15)	$1,753,918	Guidelines Satisfied

(1)	For directors that became directors after January 1, 2006, the target values are based on the closing price on the last day of the month that a director is appointed to the Board.

(2)	Represents the number of shares held as of January 1, 2013.

(3)	Based on price per share of ManpowerGroup common stock on January 1, 2013 of $42.44.

(4)	Includes 13,062 shares of common stock and 5,388 vested shares of deferred stock.

(5)	Consists of common stock.

(6)	Includes 7,176 shares of common stock and 3,000 vested shares of deferred stock.

(7)	Includes 6,000 shares of common stock and 7,032 vested shares of deferred stock.

(8)	Includes 16,492 shares of common stock and 254 vested shares of deferred stock.

(9)	Consists of deferred stock.

(10)	Includes 17,751 shares of common stock and 1,946 vested shares of deferred stock.

(11)	Consists of deferred stock.

(12)	Includes 7,026 shares of common stock and 4,728 vested shares of deferred stock.

(13)	Includes 5,454, shares of common stock and 2,069 vested shares of deferred stock.

(14)	Includes 1,964 shares of common stock and 11,037 vested shares of deferred stock.

(15)	Includes 35,865 shares of common stock and 5,462 vested shares of deferred stock.

AUDIT COMMITTEE REPORT

We have an audit committee consisting of six directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the audit committee, which is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations as our qualified legal compliance committee.

In 2012, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief financial officer, other senior members of the finance department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2012, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards,

•	the independent auditors’ material written communications with management,

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans,

•	internal audit results,

•	our risk management framework, including financial and operational risks,

•	the impact of new accounting pronouncements,

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning,

•	litigation matters,

•	our compliance with the Foreign Corrupt Practices Act and our code of business conduct and ethics,

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Policy on Services Provided by Independent Auditors, and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chair of the audit committee, and any other audit committee member who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2012 prior to the quarterly release of earnings.

In February 2013, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	our judgmental reserves,

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements,

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit,

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and

•

matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2012 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2012 and 2011, which consist of the following:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2011 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2011 approved by the audit committee were $5,731,000.

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2012 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2012 approved by the audit committee were $5,345,500.

Audit-Related Fees.    The aggregate fees billed by Deloitte for audit-related services were $68,500 in 2011. These services consisted of auditing billing procedures for one of our foreign subsidiaries’ lines of business, certifying amounts on an insurance claim and auditing royalties paid by one of our subsidiaries.

The aggregate fees billed by Deloitte for audit-related services were $153,520 in 2012. These services consisted of auditing billing procedures for one of our foreign subsidiaries’ lines of business, issuing an audit report related to the statement of educational expenses for flex workers for one our subsidiaries, auditing an opening balance sheet due to the merger of legal entities for one of our subsidiaries and providing a comfort letter in connection with a debt offering.

Tax Fees.    The aggregate fees billed by Deloitte for tax services were $486,800 in 2011. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding changes in defined benefit plans and a transfer pricing study.

The aggregate fees billed by Deloitte for tax services were $448,200 in 2012. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding tax issues relating to our internal reorganizations and a transfer pricing study.

All Other Fees.    The aggregate fees and expenses billed by Deloitte for all other services were $66,050 in 2011 for assistance regarding implementation of data privacy laws and consultations regarding expatriate services.

The aggregate fees and expenses billed by Deloitte for all other services were $32,550 in 2012 for consulting relating to expatriate services, review of a social security planning opportunity and training.

Our policy on services provided by the independent auditors was initially adopted by the audit committee in March 2002 and has since been revised several times in response to regulatory requirements. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. Each of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved during 2011 and 2012 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2012 and at the meeting in February 2013 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2013 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee

Edward J. Zore, Chair

Gina R. Boswell

Patricia A. Hemingway Hall

Terry A. Hueneke

Roberto Mendoza

Ulice Payne, Jr.

2.  RATIFICATION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2013 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2013.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2013. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2013, and your proxy will be so voted unless you specify otherwise.

3.  ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup derives over 85% percent of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (35%), Northern Europe (28%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity, with over 28,000 employees worldwide. Our global network of nearly 3,500 offices in 80 countries allows us to meet the needs of our clients in all industry segments, whether they are global, multinational or local companies. We placed approximately 3.4 million people in jobs in 2012, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the executive officers that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for the executive officers generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, stock options, performance share units (PSUs), and restricted stock units. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of Company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

The Company structures the compensation packages of the executive officers so that the overall outcomes fall generally within the median range of the competitive market. For the annual incentive and the PSU components of the package, award levels for achievement of the applicable goals generally are set at the median of the competitive market for target results and the 75th percentile for outstanding results. However, actual outcomes may vary among the executive officers due to experience and other individual factors. In addition, because of the cyclical nature of the Company’s business, actual outcomes may significantly exceed or fall short of this range after taking into account performance factors.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on operating profit margin percentage goals, an incentive that measures how efficiently our executive officers’ have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits. In addition, a substantial portion of the annual incentive awards paid to the CEO and CFO are based on achievement of earnings per share and economic profit goals for the year. Earnings per share focuses our executive officers on producing financial results that align with the interests of our shareholders, while economic profit incentivizes our executive officers to manage our accounts receivable and other capital investments carefully in order to maximize the return on capital deployed.

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. The executive officers’ base salaries generally are at or below market median with a significant component of the annual cash opportunity based on the level of attainment of financial goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated. As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of performance share units which are earned only to the extent the company achieves a pre-established level of performance tied to a designated financial metric, in this instance operating profit margin.

Approval of the company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends you vote FOR the proposal to approve the compensation of our named executive officers, and your proxy will be so voted unless you specify otherwise.

4.  AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Company’s Articles of Incorporation currently provide for the classification of the Board of Directors into three classes designated as Class I, Class II and Class III, with the term of office of each class being three years. The Company’s Board and the Nominating and Governance Committee of the Board have considered the arguments in favor of and against a classified Board of Directors. While the Board believes that a classified structure provides stability and facilitates the development by the Company’s directors of their understanding of the Company’s businesses and markets and the ability to plan and execute long-term strategies for the direction of the Company, the Board also recognizes growing sentiment among shareholders that annual election of directors would increase the directors’ accountability to the Company’s shareholders.

After careful consideration, the Board, upon the recommendation of the Nominating and Governance Committee, has determined that annual election of directors is in the best interests of the Company and its shareholders and that the classified Board structure should be eliminated. Accordingly, the Board has unanimously approved and recommended that our shareholders approve an amendment to Article VIII of the Company’s Articles of Incorporation to eliminate classification of the Board and to make certain conforming changes to Article VIII (the “Amendment”). Pursuant to the Amendment, all directors standing for election would be elected for one-year terms as follows:

•

The directors whose terms expire at the 2014 Annual Meeting and who are elected at that Annual Meeting will be elected for a term expiring at the 2015 Annual Meeting and until their successors are elected;

•	The directors not standing for election at the 2014 Annual Meeting will complete the remaining portions of their three-year terms;

•	Directors standing for election after the 2014 Annual Meeting will be elected for a term ending at the next Annual Meeting and until their successors are elected;

•	Beginning at the 2016 Annual Meeting, all directors whose terms expire at that meeting will be elected for terms expiring at the next Annual Meeting and until their successors are elected; and

•

Any director elected to fill a vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

If the Amendment is not approved by shareholders, the Board will retain its current classified structure, and the directors elected at the 2014 Annual Meeting will be elected for a three-year term expiring in 2017. All other directors will continue in office for the remainder of their full three-year terms, subject to their early retirement, resignation, removal or death.

The Amendment is set forth in Appendix B to this Proxy Statement with deletions indicated by strikeouts and additions indicated by underlining.

The affirmative vote of the holders of not less than two-thirds of the outstanding total shares of stock entitled to vote at the annual meeting is required to approve the Amendment. Abstentions and broker non-votes will have the effect of votes against approval of the Amendment.

The Board of Directors recommends that you vote FOR approval of the Amendment and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2013 annual meeting of shareholders must be received by us no earlier than December 1, 2013 and no later than January 30, 2014, and any other shareholder proposed business to be brought before the 2014 annual meeting of shareholders must be received by us no later than January 30, 2014. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2014 annual meeting of shareholders must be received by us at our principal executive offices by November 21, 2013. Such nominations or proposals must be submitted to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2012 all filing requirements were met.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 29, 2013. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at www.manpowergroup.com/investors/investors.cfm or by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Richard Buchband, Secretary

APPENDIX A-1

Core Research Peer Group Companies

3M

Abbott Laboratories

Aetna Inc

Aflac Inc

Alcoa

Allstate

Altria Group

Amazon.Com Inc

American Electric Power

American Express

Arrow Electronics

AutoNation

Avnet

Baker Hughes Inc

Bank Of New York Mellon Corp

Baxter Int’l

BB&T Corp

Bristol-Myers Squibb

Capital One Financial

CBS

Chubb

Cigna

Coca-Cola Enterprises

Colgate-Palmolive Co.

Comcast

Computer Sciences

Consolidated Edison

Constellation Energy

Coventry Health Care

Cummins

Deere

Dominion Resources

Duke Energy

Dupont

Eaton

Edison Int’l

Eli Lilly

Emerson Electric

Exelon

FirstEnergy

Fluor

Gap Inc.

General Dynamics

General Mills

Goodyear Tire & Rubber

Google Inc.

Halliburton

Hartford Financial Services

Health Net

Hess

Honeywell Int’l

Humana

Illinois Tool Works

International Paper

J.C. Penney

Johnson Controls

Kimberly-Clark

Kohl’s

L-3 Communications

Loews

Macy’s

Marriott Int’l

McDonald’s

Medtronic

Morgan Stanley

Motorola

Murphy Oil

National Oilwell Varco Inc

News Corp.

Nextera Energy

Nike, Inc

Nucor

Occidental Petroleum

Office Depot

Omnicom Group

Oneok

Oracle

PG&E Corp.

PNC Financial Svcs Grp

PPG Industries

Progressive

Prudential Financial

Public Service Entrp Grp

Raytheon Co

Rite Aid

SAIC Inc

Schlumberger Ltd

Southern

Southwest Airlines

Sprint Nextel

Staples

SUNOCO

Sysco

Tech Data

Tesoro

Texas Instruments

Time Warner Cable

Time Warner

Travelers Cos.

TRW Automotive Holdings

Tyson Foods

U.S. Bancorp

Union Pacific

United States Steel

Walt Disney

Waste Management

Whirlpool

World Fuel Services Corp

Xerox

Yum Brands

A-1

APPENDIX A-2

Industry-Specific Comparator Group

Insperity	Kforce	TrueBlue, Inc
CDI Corp	Robert Half International, Inc.
Kelly Services, Inc.	SFN Group, Inc. (acquired by Randstad)

A-2

APPENDIX B

PROPOSED AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF MANPOWERGROUP INC.

TO DECLASSIFY THE BOARD OF DIRECTORS

Article VIII

The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Articles of Incorporation applicable thereto) shall not be less than 3 nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.

~~The directors shall be divided into three classes, designated Class I, Class II and Class III, and the term of office of directors of each class shall be three years. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article VIII, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.~~

At the 2014 annual meeting of shareholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify; at the 2015 annual meeting of shareholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify; and at each annual meeting of shareholders of the corporation thereafter, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the next annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify.

In a non-contested election, directors shall be elected by a majority of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. For purposes of this Article VIII, (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director (with abstentions and broker non-votes not counted as votes cast). The shareholders of the corporation are hereby authorized to adopt or amend a by-law of the corporation that fixes the foregoing voting standard.

~~A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify.~~ Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office ~~for the remaining term of directors of the class to which he has been elected~~until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify.

B-1

Exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, no director of the corporation may be removed from office, except for Cause and by the affirmative vote of two-thirds of the outstanding shares of capital stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose. As used in this Article VIII, the term “Cause” shall mean solely malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the corporation.

No person, except those nominated by or at the direction of the Board of Directors, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request, in the form established by the corporation’s by-laws, that a person’s name be placed in nomination is received from a shareholder of record by the Secretary of the corporation, together with the written consent of such person to serve as a director, (i) with respect to an election held at an annual meeting of shareholders, not less than 90 nor more than 150 days prior to the meeting date fixed pursuant to the corporation’s by-laws, or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date on which notice of such meeting is given to shareholders.

B-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59p.m., Eastern Time, on April 29, 2013.

IMPORTANT ANNUAL MEETING INFORMATION
Vote by Internet • Go to www.investorvote.com/MAN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

	A	Proposals – THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PROPOSALS 1, 2, 3 AND 4 ARE BEING PROPOSED BY MANPOWERGROUP INC.

1.		Election of Directors Nominees:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
		1.1 Gina R. Boswell	☐	☐	☐	3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
		1.2 William Downe 1.3 Jack M. Greenberg	☐ ☐	☐ ☐	☐ ☐	4.	Approval of a proposed amendment to the Articles of Incorporation of ManpowerGroup Inc. to declassify the Board of Directors.	☐	☐	☐
		1.4 Patricia A. Hemingway-Hall	☐	☐	☐
		1.5 Terry A. Hueneke	☐	☐	☐

2.		Ratification of Deloitte & Touche LLP as independent auditors for 2013.	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	B	Non-Voting Items
Change of Address – Please print new address below.						Comments – Please print your comments below

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Date (mm/dd/yy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

ManpowerGroup Inc.

Annual Meeting of ManpowerGroup Inc. Shareholders

Tuesday, April 30, 2013

10:00 a.m.

International Headquarters of ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

•         Elect five individuals nominated by the Board of Directors of ManpowerGroup Inc. to serve until 2016 as Class II directors.

•         Ratification of Deloitte & Touche LLP as independent auditors for 2013.

•         Advisory vote to approve the compensation of our named executive officers.

•         Approval of a proposed amendment to the Articles of Incorporation of ManpowerGroup Inc. to declassify the Board of Directors.

•         Transact such other business as may properly come before the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://www.manpowergroup.com/annualmeeting

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORARTION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ‚

Proxy – ManpowerGroup Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

MANPOWERGROUP INC.

The undersigned hereby appoints Jeffrey A. Joerres, Michael J. Van Handel and Richard Buchband proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ManpowerGroup Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of ManpowerGroup Inc. to be held April 30, 2013 or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)